UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIM EXPLORATION INC.
(Exact name of registrant as specified in its charter)

Nevada	1090	67-0682135
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

701 North Green Valley Parkway, Suite 200

Henderson, Nevada 89012
Telephone: (844) 246-738
(Address and telephone number of principal executive offices)

Incsmart.biz, Inc.
4421 Edward Avenue
Las Vegas, Nevada 89108
Telephone: (702) 403-8432
(Name, address and telephone number of agent for service)

with a copy to:

Dean Law Corp.

601 Union Street, Suite 4200

Seattle, Washington 98101

Telephone: (206) 274-4598  Facsimile:  (206) 493-2777

Approximate date of proposed sale to the public:	as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐      Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE (3)
Common Stock	12,000,000	$0.17 per share	$2,040,000.00	$237.05
TOTAL	12,000,000	$0.17 per share	$2,040,000.00	$237.05

(1)

Represents the number of shares of common stock of the Registrant that we will initially put (“Put Shares”) to Southridge Partners II, LP (“Southridge”), pursuant to an equity purchase agreement (the “Equity Purchase Agreement”) between Southridge and the Registrant, effective on January 12, 2015.  The Equity Purchase Agreement permits the Registrant to “put” up to $5,000,000 in common stock to Southridge.  In the event that the provisions of the Equity Purchase Agreement require the Company to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the Company will file a new registration statement to register those additional shares.

(2)

This offering price has been estimated solely for the purpose of computing the dollar value of the Purchase Shares and the registration fee of the Purchase Shares in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of the common stock of the Company as reported on the OTCQB on May 8, 2015.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated May___, 2015

2

PROSPECTUS

AIM EXPLORATION INC.

12,000,000 SHARES
COMMON STOCK

This prospectus relates to the resale of up to 12,000,000 shares of our common stock, par value $0.001 per share, by Southridge Partners II, LP (“Southridge”), which are Put Shares that we will put to Southridge pursuant to the Purchase Agreement.  Southridge may also be referred to in this document as the Selling Security Holder.

The Purchase Agreement with Southridge provides that Southridge is committed to purchase up to $5 million of our common stock.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement. This portion was calculated as approximately 33% of the Company's public float as of May 8, 2015.

The Put Shares included in this prospectus represent a portion of the shares issuable to Southridge under the Purchase Agreement.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Purchase Agreement.  No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.  This offering will terminate 24 months after the registration statement to which this prospectus is made a part is declared effective by the SEC. Southridge will pay us 92% of the lowest closing price of our common stock for the five trading days immediately following the clearing date associated with the applicable Put Notice.

We will not receive any proceeds from the sale of these shares of common stock offered by Selling Security Holder.  However, we will receive proceeds from the sale of our Put Shares under the Purchase Agreement.  The proceeds will be used for general administrative expense, payment of permits and legal expenses, drilling and geological expense for the initial phase of Peruvian Exploration, payment of required governmental fees in the Philippines and Peru, as well as for accounting and audit fees.

We will bear all costs associated with this registration.

Our common stock is quoted on the OTCQB under the symbol “AEXE.”  The shares of our common stock registered hereunder are being offered for sale by Selling Security Holders at prices established on the OTCQB during the term of this offering.  On May 8, 2015, the closing price of our common stock was $0.17 per share.  These prices will fluctuate based on the demand for our common stock.

As of the filing date of this prospectus, we are no longer considered a shell company.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  Southridge is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by Southridge.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The Date of This Prospectus Is: May___, 2015

3

AIM EXPLORATION INC.

4

Summary

The following summary is not complete and does not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision to purchase our common shares.  All dollar amounts refer to United States dollars unless otherwise indicated.

We are an exploration stage mining company and we plan to engage in the acquisition and exploration of mineral properties and to date we have received no revenues from our operations.  We have not yet commenced operations and we have primarily undertaken only organizational activities.  Our independent auditors have raised substantial doubts as to our ability to continue as a going concern without significant additional financing.  We will not generate revenues even if our initial exploration program indicates that feldspar or other mineral material may exist on the properties that are the subject of our Raval and Peru claims.  Accordingly, for the foreseeable future, we will continue to be dependent on additional financing in order to maintain our operations and continue with our exploration activities.

We are not sure yet if the property covered by the Raval contains any substantial mineral deposits or reserves of minerals.  Additional exploration of the property is required before making any determination as to whether any commercially viable mineral deposit may exist.  We will require significant financing to undertake this additional exploration, and currently, we do not have plans for obtaining this financing.

We were incorporated under the laws of Nevada effective February 18, 2010.  Our principal offices are located at 701 North Green Valley Parkway, Suite 200, Henderson, Nevada 89012.  Our telephone number is 1-844-246-7378.

5

ABOUT THIS OFFERING

This offering relates to the resale of up to an aggregate of $5,000,000 in put shares (“Put Shares”) that we may put to Southridge pursuant to the Equity Purchase Agreement.  Assuming the resale of all 12,000,000 shares offered in this prospectus as Put Shares, this would constitute approximately 13.4% of our outstanding common stock.  It is likely that the number of shares offered in this registration statement is insufficient to allow us to receive the full amount of proceeds under the Equity Purchase Agreement.

At the closing price of our common stock as reported on the OTCQB on May 8, 2015 of $0.17 per share, we will be able to receive up to $2,040,000 in gross proceeds, assuming the sale of the entire 12,000,000 Put Shares being registered hereunder pursuant to the Equity Purchase Agreement.  We would be required to register 17,411,765 additional shares to obtain the remaining balance of $2,960,000 under the Equity Purchase Agreement at the closing price of our common stock as reported on the OTCQB on May 8, 2015 of $0.17 per share.

The amount of $5,000,000 was selected based on our potential use of funds over the effective time period to enable us to complete this initial phase of our exploration programs for our mining claims.  Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period.  Based strictly on the current daily trading dollar volume up to May 2015, we believe it is unlikely that we will be able to receive the entire $5,000,000.  We are not dependent on receiving the full amount to execute our business plan and can still progress with our business until we are able to raise funds for the initial phase of our exploration program.  There is no assurance that we will ever raise enough funds.

On January 12, 2015, we entered into the Equity Purchase Agreement with Southridge pursuant to which, we have the right, for a two year period, commencing on the date of the Equity Purchase Agreement (but not before the date which the SEC first declares effective this registration statement) (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by Southridge, to resell the Put Shares purchased by Southridge under the Equity Purchase Agreement. As a condition for the execution of the Equity Purchase Agreement, we issued Southridge a promissory note in the principal amount of $75,000, maturing on June 30, 2015, as a commitment fee.

In order to sell shares to Southridge under the Equity Purchase Agreement, during the Commitment Period, the Company must deliver to Southridge a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by Southridge (the “Put Notice”).  For each share of our common stock purchased under the Equity Purchase Agreement, Southridge will pay 92 percent of the lowest closing bid price (“Closing Price”) of any trading day during the five trading days immediately following the date on which we have deposited an estimated amount of Put Shares to Southridge’s brokerage account in the manner provided by the Equity Purchase Agreement (the “Valuation Period”).  We may, at our sole discretion, issue a Put Notice to Southridge and Southridge will then be irrevocably bound to acquire such shares.

The Equity Purchase Agreement provides that the number of Put Shares to be sold to Southridge shall not exceed the number of shares that when aggregated together with all other shares of our common stock which Southridge is deemed to beneficially own, would result in Southridge owning more than 9.99% of our outstanding common stock.

6

In the event that during a Valuation Period for any Put Notice, the Closing Price on any trading day falls more than twenty percent (20%) below the Floor Price, or below $0.20 per share, then for each such trading day we shall be under no obligation to sell and Southridge’s obligation to fund one-fifth of the put amount for each such trading day shall terminate and the put amount shall be adjusted accordingly.  In the event that during a Valuation Period the Closing Price falls below the Floor Price for any two trading days, then the balance of each party’s rights and obligations to purchase and sell the investment amount under such Put Notice shall terminate on such second trading day (the “Termination Date”).  The put amount shall be adjusted to include only one-fifth (1/5) of the initial put amount for each trading day during the Valuation Period prior to the Termination Date that the Closing Price equals or exceeds the Floor Price.  As used herein, the “Floor Price” means the of the five most recent closing bid prices prior to the Put Date.

If, during any Valuation Period, we (i) subdivide or combine our common stock; (ii) pay a dividend in shares of common stock or makes any other distribution of shares of common stock; (iii) issue any options or other rights to subscribe for or purchase shares of common stock and the price per share is less than closing price in effect immediately prior to such issuance; (iv) issue any securities convertible into shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less that the closing price in effect immediately prior to such issuance; (v) issue shares of common stock otherwise than as provided in the foregoing subsections (i) through (iv) at a price per share less than the closing price in effect immediately prior to such issuance, or without consideration; or (vi) make a distribution of its assets or evidences of its indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law (collectively, a “Valuation Event”), then a new Valuation Period shall begin on the trading day immediately after the occurrence of such Valuation Event and end on the fifth trading day thereafter.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does involve a private offering, Southridge is an “accredited investor” and/or qualified institutional buyer and Southridge has access to information about us and its investment.

Assuming the sale of the entire $5,000,000 in Put Shares being registered hereunder pursuant to the Equity Purchase Agreement, we will be able to receive $5,000,000 in gross proceeds.  Neither the Equity Purchase Agreement nor any rights or obligations of the parties under the Equity Purchase Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Purchase Agreement.  These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Southridge will periodically purchase our common stock under the Equity Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price.  This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Southridge to raise the same amount of funds, as our stock price declines.

7

The Offering
Shares of common stock offered by Southridge:	12,000,000 shares of common stock
Common stock to be outstanding after the offering:	Up to 101,100,000 shares of common stock.
Use of proceeds:

We will not receive any proceeds from the sale of the shares of common stock offered by Selling Security Holder.  However, we will receive proceeds from sale of our common stock under the Purchase Agreement.  See “Use of Proceeds.”

Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 16 and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol:	AEXE

Past Transactions With Southridge Partners II, LP

We have not done any transactions with Southridge Partners II, LP or its affiliates.

Capital Requirements

Analysis of our business acquisition and operations cost indicate a reasonable requirement of US $5,000,000 or less.  Based on market response to our products, services, and technologies, it is management’s opinion that we will not require additional funding.

8

Summary Financial Information

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	February 28, 2015	As of August 31, 2014 (Audited)	As of August 31, 2013 (Audited)
Balance Sheet
Total Assets	$499,569	$354,336	$8,146
Total Liabilities	$659,242	$264,713	$62,460
Stockholders’ Equity (Deficit)	$(159,673)	$(89,623)	$(54,314)
	12 Months Ended August 31, 2014 (Audited)	12 Months Ended August 31, 2013 (Audited)	Period from February 18, 2010 (date of inception) to February 28, 2014
Income Statement
Revenue	$-	$-	$-
Total Operating Expenses	$(102,948)	$(45,866)	$(493,861)
Net Loss	$(183,032)	$(47,901)	$(736,777)

9

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY

BECAUSE OF THE SPECULATIVE NATURE OF EXPLORATION OF MINING PROPERTIES, THERE IS SUBSTANTIAL RISK THAT NO COMMERCIALLY EXPLOITABLE MINERALS WILL BE FOUND AND OUR BUSINESS WILL FAIL.

We are in the initial stages of exploration of the property covered by our Raval and Peru claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of feldspar or other valuable minerals on the property.  Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The search for valuable minerals as a business is extremely risky.  We may not find commercially exploitable reserves of feldspar or other minerals on the property.  Exploration for minerals is a speculative venture necessarily involving substantial risk.  The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of feldspar.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  Problems such as unusual or unexpected formations, the inability to obtain suitable or adequate machinery, equipment or labor, and other risks involved in mineral exploration, often result in unsuccessful exploration efforts.  In such a case, we would be unable to complete our business plan.  In addition, any determination that the property contains commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economically viable.  There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that the property can be commercially developed.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING IN ORDER TO CONTINUE OUR EXPLORATION ACTIVITIES AND OUR ASSESSMENT OF THE COMMERCIAL VIABILITY OF OUR PROPERTY.  EVEN IF WE DISCOVER COMMERCIAL RESERVES OF PRECIOUS METALS ON OUR MINERAL PROPERTY, WE CAN PROVIDE NO ASSURANCE THAT WE WILL BE ABLE TO SUCCESSFULLY ADVANCE OUR RAM CLAIM INTO COMMERCIAL PRODUCTION.

We are not sure if the properties that are the subject of our Raval and Peru claims contain any known bodies of ore.  Our business plan calls for significant expenditures in connection with the exploration of the property.  We will, however, require additional financing in order to complete the remaining phases of the exploration program, and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation of our Raval and Peru claims.  We currently are in the exploration stage and have no revenue from operations.  We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all.  If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the property.  Further, if we are able to establish that development of the property is commercially viable, our inability to raise additional financing at this stage would result in our inability to place the property into production and recover our investment.

OUR EXPLORATION ACTIVITIES MAY NOT BE COMMERCIALLY SUCCESSFUL, WHICH COULD LEAD US TO ABANDON OUR PLANS TO DEVELOP THE PROPERTY AND OUR INVESTMENTS IN EXPLORATION.

Our long-term success depends on our ability to establish commercially recoverable quantities of minerals on the properties that are the subject of our Raval and Peru claims.  Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract minerals, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  We may invest significant capital and resources in exploration activities and abandon such investments if it is unable to identify commercially exploitable mineral reserves.  The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing.  We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on any of our properties to justify commercial operations.  Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of minerals on the properties.

10

AS WE UNDERTAKE EXPLORATION OF OUR RAVAL AND PERU CLAIMS, WE WILL BE SUBJECT TO COMPLIANCE WITH GOVERNMENT REGULATION THAT MAY INCREASE THE ANTICIPATED TIME AND COST OF OUR EXPLORATION PROGRAM.

There are several governmental regulations that materially restrict the exploration of minerals.  We will be subject to the mining laws and regulations of the Raval Feldspar mines as we carry out our exploration program.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  In addition, to maintain a safe and healthy work environment, strict compliance with all rule and regulations embodied under the Mines Administrative Order known as “Mine Safety Rules and Regulations” will be required to be followed.  A qualified Safety Engineer will be required to be designated and safety and health programs must be undertaken for the entire duration of the project.

WE ARE SUBJECT TO RISKS INHERENT IN THE MINING INDUSTRY AND AT PRESENT WE DO NOT HAVE ANY INSURANCE AGAINST SUCH RISKS.  ANY LOSSES WE MAY INCUR THAT ARE ASSOCIATED WITH SUCH RISKS MAY CAUSE US TO INCUR SUBSTANTIAL COSTS WHICH WILL HAVE A MATERIAL ADVERSE EFFECT UPON OUR RESULTS OF OPERATIONS.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business.  Mining for feldspar, coal and other valuable minerals is generally subject to a number of risks and hazards including environmental hazards, industrial accidents, labor disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes.  At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums.  Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.  Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms.  We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.  Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our common stock.

BECAUSE OUR DIRECTORS AND OFFICER HAVE NO EXPERIENCE IN MINERAL EXPLORATION AND DO NOT HAVE FORMAL TRAINING SPECIFIC ON THE TECHNICALITIES OF MINERAL EXPLORATION, THERE IS A HIGHER RISK OUR BUSINESS WILL FAIL.

Our directors and officers have no experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral exploration company.  As a result of this inexperience there is a higher risk of our being unable to complete our business plan for the exploration of our Raval and Peru claims.  In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry out planned exploration program.  If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan.  There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in our common stock.

BECAUSE SOME OF OUR MINING CLAIMS ARE LOCATING IN THE PHILIPPINES AND THE PHILIPPINES GOVERNMENT IMPOSES FOREIGN OWNERSHIP RESTRICTIONS, THESE CONDITIONS COULD MATERIALLY AFFECT OUR BUSINESS.

Some of our current mining claims are located in the Philippines.  The Philippines government imposes restrictions on foreign ownership.  These restrictions include not allowing 100% foreign ownership of Philippines mines.  Therefore, we had to partner with a Philippines company to comply with the local laws and this could materially affect our business.

CONDUCTING BUSINESS IN THE PHILIPPINES INCLUDES VARIOUS RISKS WHICH COULD MATERIALLY AFFECT OUR BUSINESS.

Conducting business in the Philippines includes various risks which could materially affect our business.  We will be required to obtain local permits and licenses. In addition, we will be required to renew our mining claims under the Mining Act of 1995 through the Mineral Productions Sharing Agreement (MPSA) which takes the place of the old Mining Lease Contract (MLC).  The MPSA requirements are more stringent, particularly with regards to environmental plans.  If we are not able to obtain these permits, licenses or renewals, our business may fail.

CONDUCTING BUSINESS IN PERU INCLUDES VARIOUS RISKS WHICH COULD MATERIALLY AFFECT OUR BUSINESS.

Mineral resource production and related operations in Peru are subject to extensive rules and regulations of federal, state and local agencies.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out exploration program.

Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry.  We believe that compliance with the laws will not adversely affect our business operations.

11

THE RECENTLY ENACTED JOBS ACT WILL ALLOW US TO POSTPONE THE DATE BY WHICH WE MUST COMPLY WITH SOME OF THE LAWS AND REGULATIONS INTENDED TO PROTECT INVESTORS AND TO REDUCE THE AMOUNT OF INFORMATION WE PROVIDE IN OUR REPORTS FILED WITH THE SEC, WHICH COULD UNDERMINE INVESTOR CONFIDENCE IN OUR COMPANY AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

  the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;
  the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;
  the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Securities Exchange Act of 1934, and instead provide a reduced level of disclosure concerning executive compensation; and
  any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.”  We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.”  For example, we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.  Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected.  Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

RISKS RELATED TO OUR COMMON STOCK

OUR STOCK IS A PENNY STOCK.  TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS AND FINRA'S SALES PRACTICE REQUIREMENTS, WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our common stock will be subject to the "Penny Stock" Rules of the Securities and Exchange Commission (the "SEC"), which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the OTC Bulletin Board of the Financial Industry Regulatory Authority ("FINRA"), which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing.  There is no assurance of when, if ever, our stock will be listed on an exchange.  Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended.  The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions.  Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities.  Because our securities are subject to the "penny stock rules,” investors will find it more difficult to dispose of our securities.  Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

SOUTHRIDGE WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to Southridge pursuant to the Equity Purchase Agreement will be purchased at a 92% discount to the lowest closing “best bid” price (the closing bid price as reported by Bloomberg LP) of the common stock for any single trading day during the five consecutive trading days immediately following the date of our notice to Southridge of our election to put shares pursuant to the Equity Purchase Agreement.  Southridge has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Southridge sells the shares, the price of our common stock could decrease.  If our stock price decreases, Southridge may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

12

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations.  Such forward-looking statements involve risks and uncertainties regarding the market price of feldspar and other valuable minerals, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors.  Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition.  Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology.  Actual events or results may differ materially.  In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus.  These factors may cause our actual results to differ materially from any forward-looking statement.  While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.  We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by Southridge.  However, we will receive proceeds from the sale of our common stock to Southridge pursuant to the Equity Purchase Agreement.  The proceeds from our exercise of the Put Right pursuant to the Equity Purchase Agreement will be used for general administrative expense, payment of permits and legal expenses, drilling and geological expense for the initial phase of Peruvian Exploration, payment of required governmental fees in the Philippines and Peru, as well as for accounting and audit fees.

SELLING SECURITY HOLDER

The following table details the name of each selling stockholder, the number of shares owned by Southridge Partners II, LP (“Southridge”) the sole selling stockholder, and the number of shares that may be offered by Southridge Partners II, LP is not a broker-dealer.  Southridge is deemed an underwriter and therefore this offering is also considered an indirect primary offering.  Southridge may sell up to 12,000,000 shares, which are issuable upon the exercise of our put right with Southridge.  Southridge will not assign its obligations under the equity line of credit.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering(1)

Southridge Partners II, LP (2)	0	0	12,000,000	0%

(1)

The number assumes the Selling Security Holder sells all of its shares being offering pursuant to this prospectus.

(2)

Stephen Hicks possesses voting power and investment power over shares which may be held by Southridge.

13

Plan of Distribution

This prospectus relates to the resale of 12,000,000 Shares of our common stock, par value $0.001 per share, by the Selling Security Holder consisting of Put Shares that we will put to Southridge pursuant to the Purchase Agreement.

The Selling Security Holder may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Security Holders may use any one or more of the following methods when selling shares:

·

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

·

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·

an exchange distribution in accordance with the rules of the applicable exchange;

·

privately negotiated transactions;

·

broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

·

through the writing of options on the shares;

·

a combination of any such methods of sale; and

·

any other method permitted pursuant to applicable law.

According to the terms of the Purchase Agreement, neither Southridge nor any affiliate of Southridge acting on its behalf or pursuant to any understanding with it will execute any short sales during the term of this offering.

The Selling Security Holder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a Selling Security Holder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders.  In addition, the Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder.  The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder.  We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered.  If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

14

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holder.  The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Southridge is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Purchase Agreement.  For each share of common stock purchased under the Purchase Agreement, Southridge will pay 92% of the lowest Bid Prices during the Valuation Period.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.  If any of these other expenses exists, we expect Southridge to pay these expenses.  We have agreed to indemnify Southridge and its controlling persons against certain liabilities, including liabilities under the Securities Act.  We estimate that the expenses of the offering to be borne by us will be approximately $902,000.00.  We will not receive any proceeds from the resale of any of the shares of our common stock by Southridge.  We may, however, receive proceeds from the sale of our common stock under the Purchase Agreement.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates.  Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock.  These expenses are estimated to be $33,000, including, but not limited to, legal, accounting, printing and mailing fees.  The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

15

MARKET FOR OUR COMMON STOCK

Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol “AEXE”.  There is a limited public market for our common shares.

Our common stock became eligible for quotation on the OTC Bulletin Board on July 18, 2013.  As of May 8, 2015, only a minimal amount of shares have traded on the OTCQB and the market price for our common shares is $0.17 per share.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests of Named Experts and Counsel

The legality of the shares offered under this registration statement is being passed upon by Dean Law Corp.  The financial statements included in this prospectus and the registration statement has been audited by David A. Aronson, CPA, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

16

Description of Business

General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties with the intent to take properties into production.  We were incorporated as a Nevada state corporation on February 18, 2010.  As at August 31, 2014 we owned a 40% share of Pah-Hsu-Qhuin Philippines Mining also known as the Raval Claim, we acquired this asset on August 31, 2011 for 140,000 pesos.  We also acquired mining concession properties in Peru during the past fiscal year.

We are considered an exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent.  There is no assurance that a commercially viable mineral deposit exists on the property covered by the Raval claim, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined.  We have no known reserves of any type of mineral.  To date, we have not discovered an economically viable mineral deposit on the property, and there is no assurance that we will discover one.

Feldspar is a light-colored rock-forming mineral used in the manufacture of glass products, ceramics and other products.  Feldspar provides glass hardness, workability, strength, and makes it more resistant to chemicals.  It also reduces the melting temperature so less energy is used.  For ceramics, feldspar serves as a flux to form a glassy phase at low temperatures, and as a source of alkalis and alumina in glazes.  It improves the strength, toughness, and durability of the ceramic body and cements the crystalline phase of other ingredients.  Feldspar is also used in paint, in mild abrasives, urethane, latex foam, and as a welding rod coating.

We acquired our Raval claim on August 31, 2011.  We have determined to proceed with the first phase of this recommended exploration program.  The estimated cost of this exploration program is $300,000.  As at February 28, 2015, we had cash reserves of $59,190 and working capital deficit of $486,642.  We do not have sufficient funds to enable us to complete this initial phase of our exploration program.  We will require additional financing in order to commence the initial phase of exploration of the property.  There is no assurance that will be able to obtain additional financing.  Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation.  There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

On August 31, 2011, AIM Exploration, Inc. and Alice Raval-Ventura entered into a Deed of Sales of Shares of Stock for 40% of Pah-Hsu-Qhuin Mining Phils. Corp. (“Pah-Hsu Corp.”)  We accomplished this by purchasing 14,000 of Alice R. Ventura’s 25,000 shares that she owns in Pah-Hsu Corp. for the purchase price of 140,000 Philippine Pesos.  There are currently 35,000 shares issued and outstanding in Pah-Hsu Corp., therefore 14,000 shares represents a 40% ownership.  This Agreement is filed as an exhibit to this prospectus.

In addition, Paladino Management and Development Corp. (“Paladino”) and Alice Raval-Ventura entered into a Deed of Sales of Shares of Stock for 30% of Pha-Hsu-Qhuin Mining Phils. Corp.  This was accomplished by Paladino purchasing 10,500 shares from Alice R. Ventura’s remaining 11,000 shares for the purchase price of 105,000 Philippine Pesos This Agreement is filed as an exhibit to this prospectus.

17

Philippine Mining Claims

Nature of Ownership

Our Philippine Mining claims are covered by Mining Lease Contracts under renewal by Alice Raval Ventura for 25 years.  Alice Raval Ventura has entered into a sale of shares of stock of Pah-Hsu-Qhuin Phils. Mining Corp. to us.  We have entered into a management agreement with Paladino Management and Development Corp to manage operations on the ground in the Philippines.  Paladino will be responsible for managing, developing and operating our claims in the Philippines.  The Agreement began on August 31, 2011 and continues for 10 years until August 31, 2021.  In consideration of services provided to us, we have agreed to pay Paladino a manager fee equivalent to 5% of our annual gross sales from the claims, less any taxes payable.  These amount will be payable monthly, based on revenues for each month.  Our right to the mining claims were acquired through the ownership of shares of stock of Pah-Hsu-Qhuin Phils.  Mining Corp., and the exclusive mining management and operating agreement entered into between Alice Raval Ventura and Paladino Management and Development Corp.

Description of the Properties

The properties consist of three mining claims covered by Lode Lease Contract Nos.  V-319, V-425, and V-521, expiring in 2014, with a total area of twenty-four hectares.  Names of the mines are “Pabling”, “Alice”, and “Namalitocan”, respectively.

Apart from the amounts paid for the shares of stock of Pah-Hsu-Qhuin Mining Phils. Corp. we are estimating to spend about $300,000 in the exploration and development of the mines.

The $300,000 will be used to commission more detailed plans, secure the renewal of the mining claims for another twenty-five years, develop and extract the feldspar ore from the mines, and erect a crushing plant, which includes site development and improvements as well as connection of power supply to the grid.

We have allocated a total of $10,000 for the necessary plans, which include the following:

            1.       Mining Project Feasibility Study;

            2.       Location and Survey Plan;

            3.       Three-year Development and Work Program;

            4.       Environmental Protection and Enhancement Program; and

            5.       Social Development and Management Program.

Extraction of the feldspar ore will be through the open-cut mining method using backhoes and pay loaders.  Due to the favorable geological terrain, only the clearing of the vegetation and over-burden is necessary to expose the raw material.  Under existing conditions of the mines, it will take only one week to expose the feldspar ore.  The mining operation will start where the feldspar deposits are already exposed.  As the extraction advances, overburden is stripped and soil and other waste materials are set aside for future backfilling of mined-out areas.  Extracted ore is then loaded onto dump truck for transfer to the crushing plant.  A total of $100,000 will be required to develop the mine and extract an initial 12,000 metric tons.

The crushing plant is necessary to process the ore into customer-required granule sizes.  The main equipment used are mechanized crushers and vibrating screens.  Completion time for the fabrication and erection of a 50 ton per hour plant is estimated at two months at a projected of $135,000.  Working capital allotment is $50,000.

In the mine claim areas, Initial source of power is through the use of generator sets.  Ground water is available through deep wells.  Electrical power thru the local utility is available but may take up to three months to hook up.  Generators will be used as back power source.

18

Feldspar Market

Domestic Market

Major users of feldspar are: for glass, Asahi Glass Phils.  (formerly Republic Glass), San Miguel Yamamura Packaging Corp., Asia Brewery, Arcya Packaging; for ceramics, HCG and Royal Tern sanitary wares and Mariwasa tiles.

Both Royal Tern and San Miguel have expressed dismay with the local supply in terms of quality and reliability.  Most suppliers are small-scale miners lacking proper processing equipment.  The sole supplier of San Miguel is the only one with processing equipment acquired for then Republic Glass in the 1990’s.  Their equipment has now become unreliable, and Asahi Glass remains the priority for delivery.  Further, they are affected by an internal dispute among stakeholders.  While Royal Tern is already importing part of its requirements, San Miguel has indicated they may also do so if the local supply situation does not improve.

From 11,850 MT per year in 2005, domestic production of feldspar has increased to 16,394 MT as of 2009.  Delivered price of feldspar is about Php 2,100 to 2,700 per metric ton (USD 48 to 62).

Prices and volumes for domestic markets are based on an actual purchase order from Royal Tern and actual discussions with the purchasing group of San Miguel Corporation.

Acquisition of Our Raval claim/ Our Ownership Interest in the Raval Claim

The rights to the mining claims were acquired through the ownership of shares of stock of Pah-Hsu-Qhuin Phils. Mining Corp., and the exclusive mining management and operating agreement entered into between Alice Raval Ventura and Paladino Management and Development Corp.

We have entered into a share purchase agreement for a 40% share of Pah-Hsu-Qhuin Philippines Mining as Philippines law does not allow 100% foreign ownership.

The Raval Claim mainly consists of the anticipated presence of Feldspar which is a light-colored rock-forming mineral used in the manufacture of glass products, ceramics and other products.  Feldspar provides glass hardness, workability, strength, and makes it more resistant to chemicals.  It also reduces the melting temperature so less energy is used.  For ceramics, feldspar serves as a flux to form a glassy phase at low temperatures, and as a source of alkalis and alumina in glazes.  It improves the strength, toughness, and durability of the ceramic body and cements the crystalline phase of other ingredients.  Feldspar is also used in paint, in mild abrasives, urethane, latex foam, and as a welding rod coating.

Subsequent to August 31, 2014, on October 15, 2014, we entered into a Mining Concession Asset Acquisition Agreement with Paladino Mining and Development Corp.  Pursuant to the Agreement, the Company has acquired 40% ownership of Paladino in exchange for: (1) the issuance of 5 million shares of common stock of the Company to Paladino (the “Shares”), (2) a cash payment of 540,000 Philippine Pesos, and (3) transfer of the Company’s 40% ownership of the Raval Mining Claim, also known as Pah-HSU-Qhuin Philippine Mining Claim, to Paladino. Paladino owns 648 hectares of land located at Brgys Caruan & Sulongan, Pasuquin, Ilocos Norte, Philippines. The land contains Feldspar, Silica, Limestone, etc.

The Shares will be held in escrow until certain conditions are met, including the issuance of Paladino shares to the Company as well as other conditions.

19

Property Description and Location of Our Raval claim

The Raval Mining Claims are located 350 meters above sea level, seven (7) kilometers from the Km. 511 post of the National Road in Barangay Sulongan, municipality of Pasuquin, in the province of Ilocos Norte.  They are 518 kilometers north of Manila and 31 kilometers north of the Ilocos Norte capital city of Laoag.  The nearest commercial port is at Currimao, some 57 kilometers to the south.  Currimao Port is 420 nautical miles from the Taiwanese port of Keelung.

The area is located within the jurisdiction of Barangay Solongan, Pasuquin, Ilocos Norte and can be reached by four-wheel-drive vehicles through the mine roads which negotiate and wind up to the feldspar deposits. The area is located within the following geographic coordinates:

	North Latitude	East Latitude
Pabling Mineral Claim	18[o]23’20”- 18[o]18’28”	120[o]37’00”- 120[o]37’08”
Alice Mineral Claim	18[o]23’12”- 18[o]23’32.5”	120[o]36’53”- 120[o]37’03.5”
Namalitocan Mineral Claim	18[o]23’36”- 18[o]23’46”	120[o]37’14”- 120[o]37’21”

Access, Climate, and Physiography, Local Resources and Infrastructure of Our Raval claim

The roads leading to the mine site had already been established since the time D’5 White Marketing and were upgraded by Pah-Hsu-Qhuin Philippines in 1997.  The mine sites are accessible by 4 x 4 vehicles and dump trucks.  Through the years, a significant number of feldspar pits have been established identified to specific to customer requirements.

Prior Exploration

In 1954, Dr. Pablo J. Raval started exploring for feldspar in the mountains of Pasuquin, Ilocos Norte.  By the early 1960’s, the Bureau of Mines granted spouses Pablo J. Raval and Lolita Lorenzana three (3) mining claims 25-year Mining Lode Lease Contracts over a total area of 24 hectares.  Dr. Raval succeeded in developing the mines supplying a number of glass and ceramics clients, including: Philippine Standard, Pacific Ceramics, Republic Glass, Mariwasa Manufacturing, Pioneer Ceramics, Fil-Hispano, San Miguel Brewery, and Pacific Enamel & Glass.

The computations/estimates were made based on the measurement of outcrops within the claims.  It is worth mentioning that the three claims were previously mined for feldspar in the last twenty years.  And that the deposits were likewise estimated as regards its positive reserves through drilling and other conventional methods used in reserve estimation.

Upon the death of Dr. Raval in 1973, the eldest of the Raval siblings, Ms. Alice Raval took over the operations of the mining business under D’5 White Mountain Marketing, a single proprietorship owned by her.  Meanwhile, in 1975, Philippine Standard entered into a fifteen year operating agreement with the Raval family for the use of one of the mining claims with minimum guaranteed earnings for the Ravals.

In 1985, prior to expiration of the lease contracts, Mrs. Alice Raval-Ventura renewed the Mining Lease

Agreements for another 25 years on behalf of the heirs of Pablo J. Raval and Lolita Lorenzana.  From 1983 to 1995, Mrs. Alice Raval-Ventura through her company, Pah-Hsu-Qhuin Philippines Mining Corporation exported some 350,000 MT of raw feldspar to Taiwan.

The mining leases were renewed in 1985 before their respective expirations.  Expiration of the renewed leases is up to 2014. The mining leases were renewed in 1985 before their respective expirations.  Expiration of the renewed leases is up to 2014.  The three mining leases expire in the years 2010, 2012, and 2014.  We have submitted the renewal for all three claims in one document which is covered by a Mineral Production Sharing Agreement.  This is currently under review by the Mines and Geosciences Bureau (“MGB”), and we expect to receive the approval for our renewals shortly.

Prior to the Mining Act of 1995, mining claims were covered by Mining/Lode Lease Agreements entered into with the Department of Natural Resources.  Presently, mining rights are granted through the Mineral Production Sharing Agreement (MPSA), which is currently the subject of the renewal of the claims by Alice Raval Ventura.

20

Maps of Our Raval Claim

Below are three maps of our claim.

Namalitokan Claims
Alice Claims
Pabling Claims
18°23'00"
Bobodo
Sukit
Bago
Maslang
Salungan
Caruan
Estancia
Nagbayogan
Vocal
Dilap
San Pedro
Mount Santa Catalina
Cababaan
Seis
Natbaoan
Dilpoc
Nagat
Nagsanga
Nalba
San Roque
Cadalman
Bimaca

Location Map of Alice R. Ventura MPSA Area
Scale 1:50,000

EXPLANATION

Alice Mining Claims

Namalitokan Mining Claims

Pabling Mining Claims

Contour Interval

Barangay 1 Road

Figure 1

120°37'00"
18°23'00"
A
A'
Santo Domingo
Pasuquin
San Pedro

Geological Map of the Alice R. Ventura MPSA Area
Scale 1:50,000

EPLANATION

LITHOLOGY

- Quaternary Alluvium
- Uplifted Coral Reefs
- Laoag Formation
- Pasuquin Limestone
- Trondjhemite/Quartz Diorite
- Bojeador Formation
- Serpentinized Peridotite

GEOLOGICAL SYMBOL

- 40 Strike & Dip of Bed
- Formational Boundary
- D/U Normal Fault
- Inferred Fault
- Thrust Fault

Figure 2

21

A
A'
Pasuquin Limestone
Quaternary Alluvium
Uplifted Coral Reefs
Feldsphar Deposit
500 M
0.0 M
Serpentinized Peridotite
500 M

Cross Section Along A-A'

Scale 1:50,000

Figure 2.A

22

Present Condition and Current State of Exploration

Through the years, roads and feldspar pits had already been established.  Restoring the mines will entail stripping and clearing of mine sites and their periphery to expose the raw material (removal of over-burden using backhoe and bulldozer).  Test pitting and trenching shall be continuously undertaken to identify additional reserves and thereby extend the mine life.

Geology of Our Raval claim

The mineral claims areas are mostly underlain by clastic sediments, followed by ultramafic rocks and the remaining small portion by collaine limestone.

The mineral deposits found in the areas are feldspar, silica quartz, and limestone.  The deposits occur generally as discontinuous, irregularly shaped to lenticular, dike-like masses in intruding the serpentinized peridotite.  Their contact with the host rock is sharp in almost all outcrops that could be observed.  Large and small fault structures located within the vicinity of the claims are believed to be one of the main contributing factors in the localization of the feldspar deposits.

Regional Geochemical

Regionally the area is anomalous in feldspar values, but no systematic surveying of the area by government can be identified as useful to the definition of concentrations of placer deposits.

Our Planned Exploration Program

PHASE 1:  Startup operations servicing live Purchase Orders from Royal Tern

ROYAL TERN Sanitary Wares – Royal Tern Sanitary Wares has been a long time customer of Pah-Hsu-Qhuin Philippines Mining.  Their last Purchase Order with Pah-Hsu Qhuin Mining was in 2007 for 3,500MT.  In late 2010, Royal Tern requested Pah-Hsu-Qhuin Mining to revive operations due to current problems in domestic supply.  A Purchase Order for 3,600 MT was issued for delivery in 2011 at 400 MT per month.  We will fulfill this purchase order once we commence operations.

Aside from Pah-Hsu-Qhuin, Royal Tern does not consider other domestic suppliers as reliable.  Should domestic supply continue to be unreliable, Royal Tern intends to import all of their feldspar requirements.  Royal Tern has also expressed serious interest in entering into an export agreement with Pah-Hsu-Qhuin Mining for supply of raw feldspar to Taiwan and China.

Except of the purchase order from Royal Tern, dealings with other customers are at an accreditation and negotiation stage with corresponding non-disclosure agreements.   We have several interested customers and therefore do not believe that we will be dependent upon any one customer for success.  We will not sign any supply agreements until our operations are underway.

In order to serve the requirements of Royal Tern would entail the following:

·

Rental of heavy equipment (i.e., backhoe, payloader, dump truck);

·

Stripping and clearing of mine sites and their periphery to expose the raw material;

·

Rehabilitation of Pah-Hsu-Qhuin’s warehouse and processing area;

·

Purchase of 4 units basic vibrating screens @Php120,000 per unit ($2,700);

·

Use of commercial truckers to deliver to customers.

Estimated costs for this phase are Php 2.4M (USD $57,000) which will be used for the purchase of four (4) vibrating screens, pre-operating expenses, and initial working capital.

PHASE 2:  Supply to San Miguel, export, and other domestic users

SAN MIGUEL YAMAMURA Glass – Due to current supply problems, SMYPC is actively sourcing additional suppliers to augment or replace their current sole supplier.  Total potential volume is 1,800MT per month.  Last January 2011, Pah-Hsu-Qhuin Mining submitted a Letter-of-Intent to supply SMYPC with feldspar.

23

In Phase 2, the following shall be undertaken:

·

Renewal of mining lease agreements for an additional 25 years (@Php1.0M or $22,000);

·

Acquisition of  a ball mill crusher for finer granulation (@Php2.0M or $44,000);

·

Rental of heavy equipment and use of commercial truckers shall continue until volumes justify purchase of equipment.

An additional Php 9M (USD $210,000) will be needed for the acquisition of a ball mill crusher (for finer granulation), additional working capital, and renewal of mining lease agreements.

The lease contract is the subject of renewal for another 25 years.  Alice Raval Ventura has filed for the renewal by way of an application for a Mineral Production Sharing Agreement (MPSA).  Approval of the MPSA is expected by the end of the year. The leases are in the process of being renewed. They are currently under review by the MBG. We foresee no issues with renewal. All three Leases will be renewed as one lease.

Compliance with Government Regulation

To maintain a safe and healthy work environment, strict compliance with all rule and regulations embodied under the Mines Administrative Order known as “Mine Safety Rules and Regulations” shall be followed.  A qualified Safety Engineer shall be designated and safety and health programs shall be undertaken for the entire duration of the project.

There is pending legislation which will rationalize the revenue sharing schemes and mechanisms and is expected to include an increase in government share from the current 2% excise tax to about 5% to 7% of gross revenues.  Our mining claims are covered by the provisions of the Mining Act of 1995.

In addition, local governments are both beneficiaries and active participants in mineral resources management in accordance with the Philippine’s Constitution and local autonomy and empowerment.  They get a share of 40% from the gross collection of the national government from mining taxes, royalties and other fees.  In the case of occupation fees, the province gets 30% and host Municipalities get 70%.

Also, in accordance with the People’s Small Scale Mining Law, local governments are responsible for the issuance of permits for small scale mining and quarrying operations through the Provincial/City Mining Regulatory Board.  In the issuance of Environmental Compliance Certificate, local governments actively participate in the process by which the communities reach an informed decision on the social acceptability of a project.  They also participate in the monitoring of mining activities as member of the Multi-partite Monitoring Team and the Mine Rehabilitation Fund Committee. They can also act as mediator between the indigenous cultural communities and the mining contractor if the need arises.

Local governments are also recipients of social infrastructures and community development projects for the utilization and benefit of the host and neighboring communities.  In the implementation of the Mining Act and its implementing rules and regulations, local governments coordinate and extend assistance the Department of Environment and Natural Resources and the Mines and Geosciences Bureau.

Description of the Philippine Properties (Raval Mining Claim)

As at August 31, 2014 the properties consisted of three mining claims covered by Lode Lease Contract Nos.  V-319, V-425, and V-521, expiring in 2014, with a total area of twenty-four hectares.  Names of the mines are “Pabling”, “Alice”, and “Namalitocan”, respectively.

As mentioned above, on October 15, 2014, we entered into a Mining Concession Asset Acquisition Agreement with Paladino Mining and Development Corp.  Pursuant to the Agreement, the Company has acquired 40% ownership of Paladino.

It is the intention of the company to expand operations considerably we are estimating to spend about $300,000 to $500,000 in the exploration and development of the mines.  These funds will be used to construct a building and acquire the equipment and install a crusher, this is necessary to not only increase production but also to refine the feldspar mineral so the product can be used for “clear glass” production, as well as connection of power supply to the grid.

Extraction of the feldspar ore will be through the open-cut mining method using backhoes and pay loaders.  Due to the favorable geological terrain, only the clearing of the vegetation and over-burden is necessary to expose the raw material.  Under existing conditions of the mines, it will take only one week to expose the feldspar ore.  The mining operation will start where the feldspar deposits are already exposed.  As the extraction advances, overburden is stripped and soil and other waste materials are set aside for future backfilling of mined-out areas.  Extracted ore is then loaded onto dump truck for transfer to the crushing plant.  A total of $100,000 will be required to develop the mine and extract an initial 12,000 metric tons.

The crushing plant is necessary to process the ore into customer-required granule sizes.  The main equipment used is mechanized crushers and vibrating screens.

In the mine claim areas, Initial source of power is through the use of generator sets. Ground water is available through deep wells.  Electrical power thru the local utility is available but may take up to 3 months to hook up. Generators will be used as back power source.

24

Feldspar Market

Major users of feldspar are: for glass, Asahi Glass Phils.  (formerly Republic Glass), San Miguel Yamamura Packaging Corp., Asia Brewery, Arcya Packaging; for ceramics, HCG and Royal Tern sanitary wares and Mariwasa tiles.

Both Royal Tern and San Miguel have expressed dismay with the local supply in terms of quality and reliability.  Most suppliers are small-scale miners lacking proper processing equipment.  The sole supplier of San Miguel is the only one with processing equipment acquired for then Republic Glass in the 1990 ’ s.  Their equipment has now become unreliable, and Asahi Glass remains the priority for delivery.  Further, they are affected by an internal dispute among stakeholders.  While Royal Tern is already importing part of its requirements, San Miguel has indicated they may also do so if the local supply situation does not improve.

From 11,850 MT per year in 2005, domestic production of feldspar has increased to 16,394 MT as of 2009.  Delivered price of feldspar is about Php 2,100 to 2,700 per metric ton (USD 48 to 62).

Competition: Except of the purchase order from Royal Tern, dealings with other customers are at an accreditation and negotiation stage with corresponding non-disclosure agreements.    We have several interested customers and therefore do not believe that we will be dependent upon any one customer for success.  We will not sign any supply agreements until our operations are underway.

SAN MIGUEL YAMAMURA Glass – Due to current supply problems, SMYPC is actively sourcing additional suppliers to augment or replace their current sole supplier.  Total potential volume is 1,800MT per month.  Last January 2011, Pah-Hsu-Qhuin Mining submitted a Letter-of-Intent to supply SMYPC with feldspar.

Peruvian Property

On June 23, 2014, Aim Exploration, Inc. entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Percana Mining Corp. (“Percana”). Pursuant to the Agreement, the Company has acquired three separate mining concessions. Two of the concession titles are unencumbered and these make up 40% of the mining concessions. These two concessions are known as El Tunel Del Tiempo 1 code 11060780 and El Tunel Del Tiempo 2 code 11060781, and the registered ownership of these two concessions have been transferred to the Company. The third concession property known as Agujeros Negros MA-AG which makes up the remaining 60% has not yet been transferred to the Company, however the Company has entered into a Contract of Mining Assignment and Option to Purchase the concession for a five year term. This contract provides AIM with full rights and authorities over the concession.

In consideration for the above concessions, the Company has issued 15,750, 000 common shares to Percana in two separate blocks; the first block consists of 6,300,000 common shares which are to be held in escrow until either the Company raises $1,000,000 or when Percana waives this requirement. The second block consists of 9,450,000 shares which are to be held in escrow until such time as the Company is satisfied at its discretion that any arbitration issues have been resolved with the third concession, at which time the shares may be released out of escrow at the option of Percana. These Mining Concessions were acquired based on the assumption the properties are rich in high grade Anthracite Coal, currently there are 20 small tunnels on the property already producing anthracite coal which was being mined by illegal miners. Testing of the coal samples was performed indicating the presence of high-grade anthracite coal. Prior to acquisition AIM reviewed a non-compliant technical report prepared by Engineers/Geologists together with hiring a US based firm Gustavson Associates to visit the property and review the reports. The firm provided AIM with a report, which included recommendation for further exploration.

The Peruvian Property consists of three separate mining concessions, all are within one contiguous block of property, and all three concessions are located in the Province of Otuuzco, La Libertad region. The formal transfer for two of the mining concessions known as El Tunel del Tiempo 1 (Unique code # 01-0209106 – 200 hectares) and El Tunel del Tiempo 2 (Unique code # 01-0209206 – 200 hectares) was executed August 1, 2014 and made into public deed on August 5, 2014 within the Peruvian Public Registries.

The third mining concession, known as Agujeros Negros MA-AG (unique code # 01-0184000 – 600 hectares is under contract with AIM, the Contract of Mining Assignment and Option to Purchase was executed on August 1, 2014 and was made into a Public Deed on August 5, 2014.  By the Assignment and Option AIM has an irrevocable and exclusive option to purchase 100% of the rights and interests of this mining concession. This option was registered into public deed on August 5, 2014. The option to purchase is for 5 years from the date of registration which was completed Oct 2, 2014, in addition contained within the contract AIM has complete control over this mining concession for a period of 5 years following formal registration which was registered October 2, 2014.

The reason this concession was not formally transferred is the fact that AIM wanted to perform additional due diligence as there was an Arbitration process with the registered owners and the former concession owners of 80% of the concession. Subsequent to this time the former owners who commenced the arbitration process has abandoned the arbitration thus nullifying the process. AIM has now commenced the formal transfer process and it is expected to be completed and registered prior to AIM fiscal year ending August 31, 2015.

Royalties

The combined concessions are known as “The Black Hole”, the first two concessions, El Tunel del Tiempo 1 & 2 do not have royalties payable. The third concession, Agujeros Negros WA-AG has a royalty consisting of payment of US $1.00 per each metric ton of anthracite coal extracted from and sold. The royalty applies from the time when the sales of anthracite coal reach US$150,000.00

25

Process Whereby Mineral Rights Are Acquired in Peru (Peruvian System of Concessions)

In Peru, any individual or company can solicit (through a “Petition” to the Government, the grant of a mining concession. Through an administrative process at INGEMMET, (the geological Mining and Metallurgical Institute), when all technical and legal requirements are complied with, the Government grand the mining concession. The mining concession grants the titleholder the right to explore, exploits, process, transport, market and refine mineral whether it is metallic, non-metallic or coal mineral. Once the concession is granted it must be registered at the Public Registries and the concession titleholder can freely transfer, assign, encumber or exercise over it any kind of disposition act.

A mining concession in Peru does not have duration of time limit. However, it carries an obligation to pay annual Validity fees to prevent cancellation from the Government as in Peru the nature of a mining concession entails a duty for its development and production in order to grant it added value. In the General Regime this is for medium and large mining, the payment of validity fees is US$3.00 per hectare per year.

Rights and Obligations: Concession titleholder’s rights

·

The properties are all located on vacant land, and vacant land properties are entitled to the free mining use of the surface land that corresponds to the concession and outside of it, for its economic advantage without the need for any additional request, however that being said the titleholder does not have the right for the use of surface land without formal consent, the properties are owned by the government and for a total fee of approx. US$15,000.00 the surface rights are readily available to AIM.

·

The right to request from the mining authorities easements of third party land that are necessary of the rational use the concession.

·

The right to free trade of extracted minerals provided they have the respective permits and authorizations

·

To build on neighboring concessions the labor work that is necessary for the access, ventilation and drainage of their own concession, mineral transport and safety of the workers

·

The right to use the water that is necessary for the domestic service of the staff workers and for the operations of the concession, in accordance with the legal provisions for these matters

·

The right to inspect the work of neighboring or adjacent mining concessions when invasion is suspected or when there is danger of flooding, collapse or dire due to the bad state of the labor work of the neighbors or adjacent for the work they are carrying out

Duties of the Concession titleholders:

·

Validity fee payment, due June 30th every year US$ 3.00 per hectare, if not paid for two years concession returns to the Government fee to be paid for by AIM

·

Payment of penalty fees if not in production US$6.00 per year up to year seven increasing to US$20.00 per year form year 12. Failure to pay for two years the concession reverts to the Government – fee to be paid for by AIM

·

Follow the occupational health and safety provided for in Regulations of Occupational Health and Safety

·

Follow the Environment Management Instruments

We confirm the Environmental Management permits are currently being applied for and we expect to have these in place within the ensuing six months.

26

Peruvian Property Location

The property is accessible by standard vehicles; all roadways are drivable with the roadways being paved and or gravel roadways. The driving time is approx. 3 hours from the city of Trujillo Peru. In addition there is roadway running through the property making it feasible for exploration and drilling.

The entire property consists of 1,000 hectares.

The official location of the property is:

·

Republic:

Peru

·

Department:

La Libertad

·

Province:

Otuzco

·

District

:

Huaranchal

·

Spot:

Between Huayobamba and Lajon

Figure 1 is a map that shows the location of the project and the surrounding area. The coordinates near the centroid of the property are 7° 44’ 13.06” S and 78° 31’ 05.87” W. The property is 1,000 hectares and is all with one contiguous block of property.

↑North

LUCMA
COMPIN
HUARANCHAL
ECUADOR
USQUIL
SINSICAP
PARANDAY
LA CUESTA
OTUZCO
SIMBAL
POROTO
AGALLPAMPA
SALPO
MACHE
JULCAN
HUANCHACO
LA ESPERANZA
EL PORVENIR
FLORENCIA DE MORA
LAREDO
TRUJILLO
BUENOS AIRES
MOCHE
CARABAMBA
78°40'0"W
78°20'0"W
LEYENDA
Cap. Departamento
Cap. Provincia
Cap. Distrito
Aeropuertos
PETITORIO
Red Nacional Pavimentada
Red Nacional no Pavimentada
Red Departamental Pavimentada
Red Departamental no Pavimentada
Red Vecinal Pavimentada
Red Vecinal no Pavimentada
Limite Provincial
Limite Departamental
Perú

MTC | PROVIAS DESCENTRALIZADO

PLANO UBICACIÓN

ELABORADO : CSIMLSAC
REVISADO : Ing. Lindorfo E. Tito Torres.
DIBUJO : Ing. Carlos Flores Caceres.

Note: This location map is copied from a previous geological report done for the property by MTC and the map was completed in May of 2012.

Figure 1 Property Location

27

Geology

The geology in the area of the property and surrounding areas in general have a regional stratigraphy, composed in large percentage of sequences of Mesozoic sedimentary rocks ranging from Jurassic in the western sector, then the Lower Cretaceous superior and in the northwest-northeast with Tertiary volcanic sequences, which cover much of the region, and the upper most are alluvial deposits from the recent Quaternary. There are also some Tertiary intrusive bodies that outcrop in the southwest area of the region.

The local geology for the property consists of sedimentary units, corresponding to the Chimu Chicama formations, Santa, Carhuaz and Farrat, and the Alto Chicama River basin is characterized by outcrops of Mesozoic rocks that have the have major folding and fracturing. This folding is apparent in the Jurassic sedimentary rocks (Chicama formation) at lower levels near the Alto Chicama River. Chicama Formation is characterized by the presence of dark gray shales with interbedded sandstones, and slate gray tuffaceous quartz at some levels. The Chimu Formation is present in most of the study area, and is the most noticeable towards the south west and Chicama formation is exposed near the river. These formations are important because this is the horizon in the area of greatest interest because of the presence of coal seams and in some cases have the presence of sub-anthracite and anthracite, occurring with some areas as "lenses" in the bituminous coal. The following is the sedimentary sequence; sandstones, siltstones, shales, and black shales (Cobbing et al., 1996: 73-74). The two formations are exposed mostly in streams and Quina Shangala (erosional cut within the property), covering most of the local area. The Santa and Carhuaz formations, are not fully differentiated in the study area, having found areas with shales, siltstones, limestones, sandstones, quartzites and in some sectors they have small "lenses" of bituminous coal, but are of smaller magnitude. In summary these formations, especially the formation Chimú, are of great interest, as possible sources for economic development for the "Black Holes Property".

There are granodioritic intrusive rocks that outcrop in the form of stocks, with the presence of a large intrusive towards the left of the village of Lajon (northwest corner of the property).  This area is heavily disturbed and altered, and has the presence of metallic minerals, which is an association of the coal deposits of the basin Chicama (usually Au.).

These various Shangala features (used in sampling activities) are essentially a creek that dissects perpendicular to the outcrops surrounding the river Alto Chicama, both sectors have significant levels of bituminous coal, quite broken, which could be of value in the economic exploration to exploitation of the property.

The oldest rocks in the prospect of coal formations are the Upper Jurassic Chicama and overlie rocks of the Chimu formation, this being the one with the anthracite coal and sub-anthracites plus it includes other sedimentary horizons with bituminous coal. These formations and especially above the village of Chimú is of great interest as a source of possible development of the mining project because they are the carriers of coal in the area and this is this geological unit which covers 80% of the area.

 The studies done by MTC and later by Gustavson are not done to NI43-101 or coal industry standards to report resources and reserves. The property is currently without known reserves and current and planned exploration programs are exploratory in nature.

Current and planned exploration:

The previous work completed on or near the property has focused on geologic mapping and sampling via trenches at the outcrop areas and in old, existing tunnels. There are active small mining operations on the northwest area of the property that has also added information on the quality of the coal from the property.

The property’s evaluation and database will be greatly improved by a program of additional geologic mapping, trenching and most of all by completing 3-4 drill holes that provide core for sampling and testing, but also will be an important guide to the structure of the coal deposits.  More drill holes are requires to define resources; the first suggested drilling program may define the need for additional drill holes due to the structural complexity of the coal beds.

28

Figure 2 shows many relevant features of the property. The map is very busy so some explanation is required.

AutoCAD 2012 PLANO GEOLOGICO GENERAL.dwg
AutoCAD Classic
File
Edit
View
Insert
Format
Tools
Draw
Dimension
Modify
Parametric
Window
Help
Express
Color 22
ByLayer
ByColor
cultivo
Scale to fit
ISO-25
Workspace Control
CERRO CALVARIO
C.P. HUAYOBAMBA
H 01
H 02
H 03
SIMBOLOS
LEYENDA
LEYENDA ESTRATIGRAFICA
Model
Layout1
Layout2
Regenerating model - caching viewports.
Command:
PAPER
03:11 p.m.

Note: this figure is also from the MTC Report of 2012 and shows many features of the property that are describe and explained in the text of this report.

Figure 2 Property Map showing Site Specific Features

The outline of the property is shown by a lavender line which defines a rectangle shape that is extended to the south.  There is no north arrow, but there are grid lines that show north-south and east-west.  The Alto Chicama River is in the south (bottom) of the figure and the features, some with red markings that cross the property in a northeast to southwest direction are the features referred to as Shangalas.  The small black marks towards the northwest are the small mines mentioned above.

The main feature from Figure 2 that will aid the exploration and drilling effort is the existing road that crosses the center of the property and is shown as a light blue, meandering line.  The importance of this existing road is that it will give easy access to the center of the property where the proposed drill holes can be located.  The coal deposits proposed to define first are south of the road and by setting up at various locations along the road and drilling at an angle towards the south will provide the best possibility to intersect and sample the coal seams.  Four drill holes along the road can be spaced to provide data points to define some resources as Indicated.  The exact drill sites will be defined in a combination of future site visits and geologic mapping, which is the first phase of exploration.

The cost and timing for the Phase I of drill hole siting and mapping is estimated at about $35,000 and will be started as soon as AIM has the necessary funds, the process is expected to take approximately 10 days.  The planning for Phase 2, drilling, sampling, analysis and possible more trenching is estimated at $350,000 to include a drilling contractor, geologic support, sample analysis and reporting and could complete the 4 drilling program in 6 weeks.  This data provided by Phase 1 and Phase 2 could then be utilized to develop a NI43-101 Resource Report and possible a Preliminary Economic Assessment (PEA).

29

The cost and timing for the required permitting for the property is as follows:

COSTS BREAKDOWN
DESCRIPTION	COSTS $	TIME
1. ENVIRONMENTAL IMPACT STUDY	50,000	6 months
Conceptual hydrological and hydrogeological study	25,000
2. START OF MINING OPERATIONS		4 months

Authorization of the surface land (titleholder)

Mine plan

Detailed Ventilation Study

Detailed Geomechanics Study

Seismic risk studies

Design of explosives storage

Occupational Health and Safety Plan

       Design of tailings storage

	14,999 15,000 10,000 10,000 7,000 2,000 2,000 15,000
3. CLOSURE PLAN	35,000	4 months
4. PREPARATION OF FILE OF WATER USE ISSUED BY ANA	7,000	1 month
5. PREPARATION OF FILE FOR DISPOSAL OF WATER (DIGESA AND ANA)	5,000	1 month
6. LEGAL COSTS ASSOCIATED TO OBTAIN ALL THE AFOREMENTIONED PERMITS	50,000	Throughout the process
TOTAL COSTS $ 247,999

30

Summary

Gutavson Associates based out of Boulder Colorado provided the technical information on the Peruvian property.  Gustavson Associates is a mining consulting firm with over 30 years of extensive international experience. Mr. Karl D. Gurr of Gustavson Associates completed a site visit of the property together with visiting the Port of Salaverry located in Trujillo Peru and has reviewed numerous reports. Mr. Karl Gurr is a Registered Member of the Society of Mining Engineers and has degrees in Geology and Mining Engineering with over 25 years of direct experience in the coal industry, which defines Mr. Gurr’s status as a qualified person.  As stated Mr. Gurr performed a property visit and a visit to the Port of Salaverry and confirms that the property is a known coal bearing area with sufficient past geologic study to merit additional work (exploration) to better define coal resource and eventually a plan for mining the resource. Any further exploration will be overseen and supervised by or through Mr. Gurr and will be focused on providing additional information to advance the project and to do it in a cost effective manner.  Mr. Gurr has confirmed the infrastructure and property access already exists and the Port of Salaverry has the capability to store and ship the produced coal.

In addition to Mr. Gurr’s visit we solicited the efforts of a Mining Engineer/Geologist Mr. Manuel Chumpitaz Cama.  Mr. Cama has known the property for many years and he attended to extractive of coal samples from various mine tunnels within the property. Through the supervision of Mr. Cama samples of coal were taken from the property and delivered to the local university lab for testing. Following is the official results of the testing.

The legal and permitting information was provided to AIM by their team of Peruvian legal advisors based in Lima Peru.

Analysis of Coal Samples

The table below shows the result of an analysis of coal samples obtained from Aim’s property in July 2014; the analysis was completed through the University in Peru.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING IN ORDER TO CONTINUE OUR EXPLORATION ACTIVITIES AND OUR ASSESSMENT OF THE COMMERCIAL VIABILITY OF OUR PROPERTIES.  EVEN IF WE DISCOVER COMMERCIAL RESERVES OF PRECIOUS METALS ON OUR MINERAL PROPERTY, WE CAN PROVIDE NO ASSURANCE THAT WE WILL BE ABLE TO SUCCESSFULLY ADVANCE INTO COMMERCIAL PRODUCTION.

31

While we are very optimistic the properties contain minerals we are not sure.  Our business plan calls for significant expenditures in connection with the exploration of the property.  We will, however, require additional financing in order to complete the remaining phases of the exploration program, and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation.  We currently are in the exploration stage and have no revenue from operations.  We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all.  If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the property.  Further, if we are able to establish that development of the property is commercially viable, our inability to raise additional financing at this stage would result in our inability to place the property into production and recover our investment.

San Cayetano
Ubaté
Lenguazaque
Zetaquirá
Sutatausa
Cucunubá
Río Salitre
Tausa
Represa del Neusa
Río Bogotá
Villapinzón
Umbita
Pachavita
Chinavita
La Capilla
Machetá
Tenza
Garagoa
Tibiritá
Nemocón
Represa del Sisga
Cogua
Zipaquirá
Río Frío
Río Machetá
Sutatenza
Manta
Guateque
Somondoco
Gachancipá
Tocancipá
Guayatá
Macanal
Almeida
Sta María
Cajicá
Tabio
Sopó
Guatavita
Páramo de Guasca
Chía
Guasca
Río Teusacá
Gachetá
Río Gachetá
Nueva Vizcaya
Río Guavio
Mambita
Ubalá
Suba
La Calera
Gachalá
Usaquén
BOGOTÁ
Cuchilla del Gaque
Farallones de Medina
Medina
San Juanito
San Miguel
Paratebueno
El Calvario
Río Guacavía
Cumaral
Río Pecuca
Restrepo
Buenos Aires
Guayabal
VILLAVICENCIO
Río Guatiquía
Significant mineral occurrences
Minor occurrences
Fe - Iron
Gyp - Gypsum
Na - Salt
Ca - Limestone
Zn - Zinc
P - Phosphate Rock
Cu - Copper
Pb - Lead

Fig Nº 5

LOCATION OF PRINCIPAL MINERAL RESOURCES OF ZONE IV, INVENTARIO MINERO NACIONAL COLOMBIA

32

Competition

We are a junior mineral resource exploration company.  We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties.  Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us.  Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties.  In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties.  This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development.  This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies.  The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

As at August 31, 2014, we had cash reserves of $1,862 and working capital deficit of $182,346.  We do not have sufficient funds to enable us to complete this initial phase of our exploration programs for the mining claims. We will require additional financing in order to commence the initial phases of exploration of the properties.  There is no assurance that will be able to obtain additional financing.  Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation.  There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

Patents, Trademarks, Franchises, Royalty Agreements or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Research and Development

We have not spent any amounts on research and development activities during the year ended August 31, 2014.  We anticipate that we will not incur any expenses on research and development over the next 12 months.  Our planned expenditures on our operations or a business combination are summarized under the section of this annual report entitled “Management’s Discussion and Analysis of Financial Position and Results of Operations”.

33

Employees and Employment Agreements

At present, we have no employees other than our President and CEO/Director.  We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future.  There are presently no personal benefits available to any officers, directors or employees.

Subsidiaries

We have one wholly-owned subsidiary, Aim Exploration SA in Peru.

Offices

We do not currently own any property or real estate of any kind.  Our executive offices are located at 701 North Green Valley Parkway, Suite 200, Henderson Nevada, 89012

Legal Proceedings

There are no pending or threatened lawsuits against us.

Market for Common Equity and Related Stockholder Matters

Market Information

There is a limited public market for our common shares.  Our common shares are quoted on the OTC Bulletin Board under the symbol “AEXE”.  Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects.  We cannot assure you that there will be a market in the future for our common stock.

OTC Bulletin Board securities are not listed or traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks.  OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock became eligible for quotation on the OTC Bulletin Board on July 18, 2013.  As of May 8, 2015, only a minimal amount of shares have traded on the OTCQB and the market price for our common shares is $0.17 per share.

Stockholders of Our Common Shares

As of May 8, 2015, there were approximately 42 holders of record of our common stock.

34

Rule 144 Shares

A person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

·

1% of the total number of securities of the same class then outstanding, which will equal 891,000 shares as of the date of this prospectus; or

·

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

Provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of the date of this prospectus none of our shares are eligible for resale pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.

We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

35

Plan of Operation

We have not yet commenced operations beyond working on development of a detailed business plan following the results of our further exploration.  Over the ensuing 12 months, it is our intention to meet certain objectives within the time periods specified subject to obtaining the funding necessary for the continued operations of the Peruvian and Raval claims:

·

Within the first three months we intend to secure the necessary permits and/or exemptions to commence our initial stages of exploration;

·

If warranted by the results of our initial phase of exploration we intend to proceed with a further phase of recommended exploration programs;

·

We anticipate spending approximately $120,000 on ongoing general and administrative expenses consisting primarily of professional fees for the audit and legal work relating to our regulatory filings and permitting in Peru and the Philippines.  In addition we will be paying transfer agent fees, claim fees and general office and consulting expenses.

As at February 28, 2015, we had cash reserves of $59,190 and working capital deficit of $486,642.  We anticipate that our cash and working capital will not be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months.  Also, our ability to complete phase two of the recommended work program will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.  During the 12 month period following the date of this registration statement, we anticipate that we will not generate any revenue.  Accordingly, we will be required to obtain additional financing in order to continue our plan of operations.  We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing.  We anticipate that additional funding will be in the form of equity financing from the sale of our common stock.  However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund phase two of our exploration program.  In the absence of such financing, we will not be able to continue exploration of our Raval and Peru claims and our business plan will fail.  Even if we are successful in obtaining equity financing to fund phase two our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our Raval and Peru claims following the completion of phase two.  If we do not continue to obtain additional financing, we will be forced to abandon our Raval and Peru claims and our plan of operations will fail.

We may consider entering into a joint venture arrangement to provide the required funding to develop the Raval and Peru claims.  We have not undertaken any efforts to locate a joint venture participant for the Raval and Peru claims.  Even if we determined to pursue a joint venture participant, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our Raval and Peru claims.  If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our Raval and Peru claims to the joint venture participant.

Results of Operations for the Fiscal Year Ended August 31, 2014 compared to the Fiscal Year Ended August 31, 2013 and the Period from February 18, 2010 (Inception) to August 31, 2014

We did not earn any revenues for the period from February 18, 2010 (Inception) to August 31, 2014.  We incurred operating expenses in the amount of $183,032 during the fiscal year ended August 31, 2014, compared to operating expenses of $47,901 for the fiscal year ended August 31, 2013.  These operating expenses were comprised of mineral property expenditures of $80,084 (2013-$nil), filing fees of $11,664 (2013-$nil), office and general fees of $38,446 (2013 - $19,154), professional fees of $52,838 (2013 - $26,712), and imputed interest of $Nil (2013 - $2,035).  From the period from February 18, 2010 (Inception) to August 31, 2014, we incurred total operating expenses of $307,381.  These operating expenses were comprised of mineral property expenditures of $80,084, filing fees of $11,664, office and general fees of $65,349, professional fees of $144,914, imputed interest of $2,035, and an impairment of an investment of $3,335.  The professional fees consist of the expenses associated with this offering such as legal, accounting and auditing fees.

Revenues

We have had no operating revenues since our inception on February 18, 2010 to August 31, 2014.  We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

36

Expenses

We incurred operating expenses in the amount of $183,032 during the fiscal year ended August 31, 2014, compared to operating expenses of $47,901 for the fiscal year ended August 31, 2013.  These operating expenses were comprised of mineral property expenditures of $80,084 (2013-$nil), filing fees of $11,664 (2013-$nil), office and general fees of $38,446 (2013 - $19,154), professional fees of $52,838 (2013 - $26,712), and imputed interest of $Nil (2013 - $2,035).  From the period from February 18, 2010 (Inception) to August 31, 2014, we incurred total operating expenses of $307,381.  These operating expenses were comprised of mineral property expenditures of $80,084, filing fees of $11,664, office and general fees of $65,349, professional fees of $144,914, imputed interest of $2,035, and an impairment of an investment of $3,335. The professional fees consist of the expenses associated with this offering such as legal, accounting and auditing fees. The office and general expenses consists of utilities, insurance and office supplies.

Liquidity and Capital Resources

As at August 31, 2014, we had cash reserves of $1,862 and working capital deficit of $182,346.  As at August 31, 2013, we had cash reserves of $8,146 and working capital deficit of $54,314.

Cash Used in Operating Activities

Net cash used in operating activities was $149,378 during the fiscal year ended August 31, 2014, compared to $42,532 for the fiscal year ended August 31, 2013.  From the period from February 18, 2010 (Inception) to August 31, 2014 we used net cash of $239,619 in operating activities.

Cash from Financing Activities

We have funded our business to date primarily from sales loans from related parties, as well as sales of our common stock.  During the fiscal year ended August 31, 2014, we raised a total of $143,094 in financing activities.  This was comprised of a loan from our director and key management personnel of $143,094.  During the fiscal year ended August 31, 2013, we raised a total of $29,887 in financing activities.  From our inception, on February 18, 2010, to August 31, 2014, we have raised a total of $241,481 from financing activities, including $68,000 from the sale of our common stock and $173,481 in loans from a director and key management personnel.

Results of Operations for the Six months Ended February 28, 2015 Compared to the Same Period in 2014, and From February 18, 2010 (Inception) to February 28, 2015

No Revenues

Since our inception on February 18, 2010 to February 28, 2015, we have not yet earned any revenues.  As of February 28, 2015, we have an accumulated deficit of $736,777.  At this time, our ability to generate any significant revenues continues to be uncertain.  Our financial statements contain an additional explanatory paragraph in Note 1, which identifies issues that raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Net Loss

We incurred a net loss of $429,396 for the six months ended February 28, 2015 compared to our net loss of $76,250 for the six months ended February 28, 2014.  The increase in net loss was mainly due to increased public relation, professional, finder’s fees, consulting and exploration fees as well as finance and interest costs related to the derivative liability component of the convertible notes issued during the period.  Since February 18, 2010 (date of inception) to February 28, 2015, we have incurred a net loss of $736,777.

Expenses

Our total operating expenses for the six months ended February 28, 2015 were $429,396 compared to $76,250, for the same period in 2014.  Our finder’s fee expense increased by $9,000 from $Nil for the six months ended February 28, 2014. Office and general expenses decreased by $3,033 from $15,428 for the six months ended February 28, 2014 compared to $12,396 for the six months ended February 28, 2015.  Our office and general expenses consist of management and consulting fees, bank charges, travel, meals and entertainment, office maintenance, communications (cellular, internet, fax and telephone), courier, postage costs and office supplies.  Our professional fees increased from $16,207 for the six months ended February 28, 2015 to $76,713 for the six months ended February 28, 2015. Public relation costs increased from $Nil for the six months ended February 28, 2014 to $133,132 for the six months ended February 28, 2015. Finance costs increased from $Nil for the six months ended February 28, 2014 to $151,135 for the six months ended February 28, 2015, and were related to the derivative liability component of the convertible notes issued during the period.

37

Liquidity and Capital Resources

As at February 28, 2015, our total assets were $499,569 compared to $354,336 in total assets at August 31, 2014.  As at February 28, 2015, our current liabilities were $659,242, which was comprised of accounts payable of $87,609, loans from related party of $306,238, convertible notes, net of unamortized discount of $34,988 and a derivative liability of $230,407. Stockholders’ deficit was $159,673 as of February 28, 2015 compared to stockholders' equity of $89,623 as of August 31, 2014.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities.  For the six months period ended February 28, 2015, net cash flows used in operating activities was $167,679, compared to $73,846 for the same period in 2014.  For the period from inception (February 18, 2010) to February 28, 2015, net cash from operating activities was $407,298.

Cash Flows from Financing Activities

We have financed our operations primarily from advancements, convertible notes or the issuance of equity.  For the six month period ended February 28, 2015 net cash provided by financing activities was $225,007 compared to the six month period ended in 2014, which was $78,257.  For the period from inception (February 18, 2010) to February 28, 2015, net cash provided by financing activities was $466,488 received from proceeds from issuance of common stock, convertible notes and related party loans.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations.  Issuances of additional shares will result in dilution to our existing shareholders.  There is no assurance that we will achieve any additional sales of our equity securities or arrange for other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

We have not attained profitable operations and are dependent upon obtaining financing to pursue marketing and distribution activities.  For these reasons, there is substantial doubt that we will be able to continue as a going concern.

38

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

Directors, Executive Officers, Promoters and Control Persons

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified.  The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.  Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Age	Position
Mr. James Robert Todhunter	63	President, CEO & Director
Mr. Gregorio Formoso	51	Secretary, Treasurer, CFO & Director
Mr. Guil Rivera	61	Director

James Robert Todhunter, President, CEO, Director

Mr. Todhunter has been our President, Chief Executive Officer and a Director since September 18, 2014. From 2007 to present, Mr. Todhunter has been a director or officer of Percana Mining Corp, a private company.

Gregorio Formoso, Secretary, Treasurer, CFO, Director

Mr. Formoso has been our officers and a director since our inception on February 18, 2010.  He is responsible for directing the focus of our operations as well as handling our day to day operations including sourcing new customers as well as locating suppliers and consultants that we need to contract.  From 2010 until present, Mr. Formoso has been the Vice-President for Operations at PharmaCanada, Inc., a provider of early cancer detection technology in the Philippines. As VP for Operations, he was instrumental in setting up the first quantitative cytology laboratory in the Philippines, which uses a new proprietary technology from Canada.  This included sourcing all the essential equipment, materials and supplies to operate the laboratory and establishing an effective and efficient process for the distribution and retrieval of specimen collection kits between the central laboratory and partner hospitals, clinics and diagnostic centers.  From 2006 to 2010, he was President and COO of Asialink Business Process Outsourcing, Inc., a provider of outsourced payroll services to companies in the Philippines.  He is also a Director and Vice President at Sherpa Global Supply Chain Solutions Center, Inc., a consultancy and learning center, specializing in Logistics and Supply Chain Management, that he helped set up in 2009.

Prior to these, Greg developed a career in logistics and supply chain management, occupying various management positions over a span of 23 years in the different units of San Miguel Corporation, the largest food, beverage and packaging materials conglomerate in the Philippines.

Gregorio Formoso was employed at San Miguel Corporation (“SMC”) for over 23 years, 10 years of which holding various managerial positions in the beverage business.  In 1999, he was involved in the acquisition and integration of Sugarland Beverage Corporation into SMC’s non-liquor business.  He was also involved in new package development where he became familiar with SMC’s glass business, where he still maintains a number of contacts.  After leaving SMC in 2007, he was involved in the start-up of a Business Process Outsourcing company, offering outsourced payroll.  In 2011, he was instrumental in the start-up of a company offering innovative early cancer detection technology (the first in the Philippines and in Asia).

In 2010, Mr. Formoso was influential convincing Alice Raval-Ventura to look for joint venture partners for the further development and operation of the Raval mining claims. He was responsible for initiating and developing the transaction proposal.

All of Mr. Formoso’s extensive experience outlined above led to our decision he should serve as our director.

Mr. Formoso will remain as our officer he resigns or is replaced.  He will serve as a director for a one year term or until his successor is elected and qualified or until his earlier resignation or removal.

39

Guil Rivera, Director

Mr. Rivera has been a director since our inception on February 18, 2010.  His role with us includes overseeing the activities of our officers as well as protecting our shareholders interest in our company.  From July 2004 until Present, Mr. Rivera has been Chief Executive Officer and Director of PharmaCanada Inc., a private company registered in the Philippines.  From May 2011 until present Mr. Rivera has been the President and Director of Global Filipino Solutions Inc., a private company registered in the Philippines.  From July 2011 to present, Mr. Rivera has been Director and Chairman of Paladino Management and Development Corp., a private company registered in the Philippines.

A holder of Bachelor of Science degree in Commerce major in Management, he has extensive knowledge in the fields of investment, securities operations and e-commerce particularly in payment processing.

All of Mr. Rivera’s extensive experience outlined above lead to our decision should serve as our director.

Mr. Rivera will serve as our director for a one year term or until his successor is elected and qualified or until his earlier resignation or removal. Mr. Rivera has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, directors or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

-

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

-

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

-

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

40

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest fiscal year ended August 31, 2012.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compens- ation ($)	Total ($)

James Robert Todhunter President, CEO and a director	2013	-	-	-	-	-	-	-	-
	2014	None	None	None	None	None	None	None	None
Gregorio Formoso Secretary, Treasurer and a director	2013	None	None	None	None	None	None	None	None
	2014	None	None	None	None	None	None	None	None
Guil Rivera Director	2013	None	None	None	None	None	None	None	None
	2014	None	None	None	None	None	None	None	None

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Consulting Agreements

We do not have any employment or consulting agreement.

41

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the ownership, as of the date of this Prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The mailing address for all persons is at 701 North Green Valley Parkway, Suite 200, Henderson, Nevada 89012.

Shareholders	# of Shares	Percentage
James Robert Todhunter (1)	15,750,000	17.7
Gregorio Formoso	0	0%
Guil Rivera (2)	36,500,000	41.0%
All directors and executive officers as a group	52,250,000	58.6%

(1)

Held by Percana Mining Corp., a company which Mr. Todhunter has voting and investment control over.

(2)

Held by Zenga Holdings Inc., a company which Mr. Rivera has voting and investment control over.

This table is based upon information derived from our stock records.  The shareholder named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based upon 89,100,000 shares of common stock outstanding as of May 8, 2015.

Certain Relationships and Related Transactions

During the period ended February 28, 2015 and 2014, advances from a director of the Company were $Nil and $500, respectively.  The amounts are unsecured, non-interest bearing and are due on demand.

During the period ended February 28, 2015 and 2014, advances from related parties were $148,257 and $39,887, respectively, and amounts advanced to one related party were $25,500 and $Nil, respectively.  The amounts are unsecured, non-interest bearing and are due on demand.

The Corporation may indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by law, the Articles or these Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by law, the Articles or these Bylaws.  The Corporation’s obligations of indemnification, if any, shall be conditioned on the Corporation receiving prompt notice of the claim and the opportunity to settle and defend the claim.  The Corporation may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a directors, officer, employee or agent of the Corporation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court's decision.

42

AIM EXPLORATION INC.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2014

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets of August 31, 2014 and 2013

Consolidated Statements of Operations for the years ended August 31, 2014 & 2013 and for the period from February 18, 2010 (inception) through August 31, 2014

Consolidated Statements of Stockholder’s Equity (Deficit)

Consolidated Statements of Cash Flows for the years ended August 31, 2014 and 2013 and for the period from February 18, 2010 (inception) through August 31, 2014

Notes to Consolidated Financial Statements

43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
AIM Exploration, Inc.
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of AIM Exploration, Inc., (An Exploration Stage Company) as of August 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.   These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  The cumulative consolidated statements of  operations, stockholders' equity and cash flows for the period from  February 18, 2010 (inception) to August 31, 2014 include amounts for the period from February 18, 2010 (inception) through August 31, 2013 which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period from February 18, 2010 (inception) to August 31, 2013 is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIM Exploration, Inc., (An Exploration Stage Company) as of August 31, 2014 and 2013, and results of its operations and its cash flows for the years ended August 31, 2014 and 2013, and for the period from inception (February 18, 2010) to August 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered a loss from operations and is in the exploration stage. These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to this matter are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.
--------------------------------------------
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
December 15, 2014

F-1

AIM EXPLORATION INC.

 (An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

ASSETS

	Aug 31, 2014	Aug 31, 2013
CURRENT ASSETS
Cash	$ 1,862	$ 8,146
Deposits	25,505	0
Total Current Assets	27,367	8,146

Mineral property	326,969	0

TOTAL ASSETS	$ 354,336	$ 8,146

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 26,232	$ 22,073
Loans from Related Party	183,481	40,387
Total Current Liabilities	209,713	62,460

Provisions	55,000	0

TOTAL LIABILITIES	264,713	62,460

STOCKHOLDERS' EQUITY (DEFICIT)
Capital Stock Authorized 250,000,000 shares of common stock, $.001 par value; 83,7500,000 shares and 68,000,000 shares Issued and outstanding, respectively	83,750	68,000
Additional paid in capital	313,254	2,035
Deficit accumulated during the exploration stage	(307,381)	(124,349)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	89,623	(54,314)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 354,336	$ 8,146

The accompanying notes are an integral part of these consolidated financial statements

F-2

AIM EXPLORATION INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	12 months ended Aug 31, 2014	12 months ended Aug 31, 2013	Cumulative results from inception (Feb 18, 2010) to Aug 31, 2014

REVENUE
Total Revenue	$ 0	$ 0	$ 0

Gross Profit	0	0	0

MINERAL PROPERTY OPERATIONS
Acquisition expenses	55,000	-	55,000
Exploration expenses	25,084	-	25,084
Total Mineral Property Operations	80,084	-	80,084

EXPENSES
Filling Fees	11,664	-	11,664
Office & General	38,446	19,154	65,349
Loss on impairment	-	-	3,335
Professional Fees	52,838	26,712	144,914

Total Expenses	102,948	45,866	225,262

Net Income (Loss)	(183,032)	(45,866)	(305,346)

Interest expense	-	(2,035)	(2,035)

Total Other Income	-	(2,035)	(2,035)

Net Income (Loss)	$ (183,032)	$ (47,901)	$ (307,381)

BASIC AND DILUTED LOSS PER COMMON SHARE	$ 0.00	$ 0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	83,750,000	64,252,055

The accompanying notes are an integral part of these consolidated financial statements

F-3

AIM EXPLORATION INC.

 (An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Number of shares	Amount	Additional Paid-in Capital	Share Subscriptions Receivable	Accumulated Deficit	Total
		$	$		$	$
Balance at inception – February 18, 2010 Founders shares, issued for cash	- 10,000,000	- 10,000	- -	- (10,000)	- -	- -
Net Loss to August 31, 2010	-	-	-	-	(29,400)	(29,400)
Balance, August 31, 2010	10,000,000	10,000	-	(10,000)	(29,400)	(29,400)
Subscription Received Common stock issued for cash Net loss for the year ended August 31, 2011	- 40,000,000 -	- 40,000 -	- - -	10,000 - -	- - (18,939)	10,000 40,000 (18,939)
Balance, August 31, 2011	50,000,000	50,000	-	-	(48,339)	1,661
Net loss to August 31, 2012	–	–	-	-	(28,109)	(28,109)

Balance, August 31, 2012	50,000,000	50,000	-	-	(76,448)	(26,448)
Sale of common stock 18,000,000 common shares at $0.001 par value	18,000,000	18,000	-	-	-	18,000
Imputed Interest	-	-	2,035	-	-	2,035
Net loss for the year ended August 31, 2013	-	-	-	-	(47,901)	(47,901)
Balance, August 31, 2013	68,000,000	68,000	2,035	-	(124,349)	(54,314)
15,750,000 common shares at $0.001 par value	15,750,000	15,750	311,219	-	-	326,969
Net loss for the year ended August 31, 2014	-	-	-	-	(183,032)	(183,032)
Balance, August 31, 2014	83,750,000	83,750	313,254	-	(307,381)	89,623

The accompanying notes are an integral part of these consolidated financial statements

F-4

AIM EXPLORATION INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 months ended Aug 31, 2014	12 months ended Aug 31, 2013	Feb 18, 2010 (date of inception) to Aug 31, 2013

OPERATING ACTIVITIES
Net Loss	$ (183,032)	$ (47,901)	$ (307,381)
Imputed Interest	-	2,035	2,035
Adjustments to reconcile Net Income (Loss) to net Cash used in operating activities:
Deposits	(25,505)		(25,505)
Accounts Payable	4,159	3,334	36,232
Provisions	55,000	-	55,000

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(149,378)	(42,532)	(239,619)

FINANCING ACTIVITIES
Proceeds from sale of common stock	-	18,000	68,000
Loans from Related Party	143,094	29,887	173,481
NET CASH PROVIDED BY FINANCING ACTIVITIES	143,094	47,887	241,481

NET INCREASE (DECREASE) IN CASH	(6,284)	5,355	1,862

CASH, BEGINNING OF PERIOD	8,146	2,791	-

CASH, END OF PERIOD	$ 1,862	$ 8,146	$ 1,862

The accompanying notes are an integral part of these consolidated financial statements

F-5

AIM EXPLORATION INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2014

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Aim Exploration, Inc. (“Company”) is an exploration stage company as defined by FASB ASC 915.  The Company was organized to engage in mineral exploration and has incurred losses totaling $307,381 since inception. The Company was incorporated on February 18, 2010 in the State of Nevada and established a fiscal year end at August 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements present the consolidated balance sheets, consolidated statements of operations, consolidated stockholders' equity (deficit) and consolidated cash flows of the Company. These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated statements incorporate the financial statements of the Company and its wholly-owned subsidiary, Aim Exploration SA, of Peru. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at August 31, 2014 or 2013.

Advertising

Advertising costs are expensed as incurred. As of August 31, 2014, no advertising costs have been incurred.

Property

The Company does not own or rent any property. The Company’s office space is being provided by the president at no charge to the Company.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company follows the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

F-6

AIM EXPLORATION INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Exploration -Stage Company

The Company is considered an exploration-stage company, having limited operating revenues during the period presented, as defined by the FASB standard. This standard requires companies to report their operations, shareholders’ deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things. Management has provided financial data since February 18, 2010, “Inception,” in the financial statements. Since inception, the Company has incurred a net loss of $307,381. The Company’s working capital has been generated through the sale of common stock and shareholder loans.

Fair Value of Financial Instruments

The Company has adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure The adoption of ASC 820-10 requires that the Company disclose assets and liabilities that are recognized and measured at fair value on a non-recurring basis, presented in a three-tier fair value hierarchy, as follows:

- Level 1. Observable inputs such as quoted prices in active markets;

- Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

- Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following presents the gross value of assets that were measured and recognized at fair value:

- Level 1: none

- Level 2: none

- Level 3: none

The Company adopted ASC 825-10, Financial Instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of this standard did not have an impact on the Company's financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and accrued expenses, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Net Loss per Share

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive loss per share reflects the potential dilution of securities that could share in the losses of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

F-7

AIM EXPLORATION INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Mineral Property Costs

Mineral property exploration costs are expensed as incurred until such time as economic reserves are quantified. To date, the Company has not established any proven or probable reserves on its mineral properties. The Company has capitalized $326,969 of mineral property acquisition costs reflecting its investment in its properties.

Stock-based Compensation

The Company adopted FASB guidance on stock based compensation upon inception at February 18, 2010. ASC 718-10-30-2 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative. The Company has not had any stock and stock options issued for services and compensation for the period from inception (February 18, 2010) through August 31, 2014.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company has a working capital deficit of $182,346, an accumulated deficit of $307,381 and net loss from operations since inception of $307,381. The Company does not have a source of revenue sufficient to cover its operation costs giving substantial doubt for it to continue as a going concern. The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan, or merging with an operating company. There can be no assurance that the Company will be successful in either situation in order to continue as a going concern.

The Company is funding its initial operations by way of issuing common shares.

F-8

AIM EXPLORATION INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2014

NOTE 3 – GOING CONCERN (CONTINUED)

The officers and directors have committed to advancing certain operating costs of the Company, including Legal, Audit, Transfer Agency and Edgarizing costs.

NOTE 4 – MINERAL PROPERTY

Peruvian Mining Claims:

On June 23, 2014, Aim Exploration, Inc. entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Percana Mining Corp. (“Percana”). Pursuant to the Agreement, the Company acquired three separate mining concessions. Two of the concession titles are unencumbered and comprise 40% of the mining concessions. These two concessions are known as El Tunel Del Tiempo 1 code 11060780 and El Tunel Del Tiempo 2 code 11060781, and the registered ownership of these two concessions have been transferred to the Company. The third concession property known as Agujeros Negros MA-AG comprising the remaining 60% has not yet been transferred to the Company, however the Company has entered into a Contract of Mining Assignment and Option to Purchase the concession for a five year term. This contract provides AIM with full rights and authorities over the concession.

In consideration for the above concessions, the Company has issued 15,750,000 restricted common shares (Note 5) to Percana in two separate blocks; the first block consists of 6,300,000 common shares which are to be held in escrow until either the Company raises $1,000,000 or when Percana waives this requirement. The second block consists of 9,450,000 shares which are to be held in escrow until such time as the Company is satisfied, at its discretion, that any arbitration issues have been resolved with the third concession, at which time the shares may be released out of escrow at the option of Percana.  These Mining Concessions were acquired based on the assumption the properties are rich in high grade Anthracite Coal. Testing of the coal samples was performed indicating the presence of high-grade anthracite coal. Prior to acquisition AIM reviewed a non-compliant technical report prepared by Engineers/Geologists together with hiring a US based firm Gustavson Associates to visit the property and review the reports. The firm provided AIM with a report, which included recommendation for further exploration.

NOTE 5 – CAPITAL STOCK

The Company’s has authorized 250,000,000 shares of common stock with a par value of $0.001 per share. At August 31, 2014, 83,750,000 shares of common stock were issued and outstanding. The Company has not authorized or issued any shares of preferred stock.

In February 2010, a director of the Company purchased 10,000,000 shares of the common at $0.001 per share for $10,000.

In August 2011, the Company issued 40,000,000 shares for cash of $40,000 to 34 shareholders.

During the year ended August 31, 2013 the Company issued 18,000,000 shares to 6 shareholders for cash proceeds of $18,000.

In July 2014, the Company issued 15,750,000 common shares in connection with the acquisition of certain mining property. (Note 4)

As of August 31, 2014, the Company has not granted any stock options and has not recorded any stock-based compensation.

F-9

AIM EXPLORATION INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2014

NOTE 6 – LOANS PAYABLE – RELATED PARTIES

During the years ended August 31, 2014 and 2013, advances from a director of the Company were $500 and   $500, respectively.  The amounts are unsecured, non-interest bearing and are due on demand.

During the years ended August 31, 2014 and 2013, advances from three related parties were $183,481 and $40,387, respectively. The amounts are unsecured, non-interest bearing and are due on demand.

NOTE 7 – INCOME TAXES

At August 31, 2014, the Company has a net loss carryforward of approximately $307,381. This loss will be available to offset future taxable income.  If not used, this carryforward loss will begin to expire in 2030. The deferred tax asset relating to the operating loss carryforward has been fully reserved at August 31, 2014.

Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

August 31, 2014

August 31, 2013

  $307,381

$ 124,349

          39%

         35%

   119,879

     43,522

 (119,879)

   (43,522)

$        0

$         0

The net federal operating loss carry forward will expire beginning 2030. This carry forward may be limited upon the consummation of a business combination under IRC Section 381. The Company has no uncertain tax position.

NOTE 8 – SUBSEQUENT EVENTS

a)

In October 2014, the Company issued 350,000 shares of restricted common stock for services.

b)

In October 2014, the Company entered into a Mining Concession Asset Acquisition Agreement with Paladino Mining and Development Corp.  Pursuant to the Agreement, the Company has acquired 40% ownership of Paladino in exchange for: (1) the issuance of 5 million shares of common stock of the Company to Paladino (the “Shares”), (2) a cash payment of 540,000 Philippine Pesos, and (3) transfer of the Company’s 40% ownership of the Raval Mining Claim, also known as Pah-HSU-Qhuin Philippine Mining Claim, to Paladino. Paladino owns 648 hectares of land located at Brgys Caruan & Sulongan, Pasuquin, Ilocos Norte, Philippines.  The land contains Feldspar, Silica, Limestone, etc. The Shares will be held in escrow until certain conditions are met, including the issuance of Paladino shares to the Company as well as other conditions.

c)

In November 2014, the Company entered into Securities Purchase Agreements, whereby the Company issued convertible notes (the “Notes”), bearing interest of 8% per annum, in the aggregate principal amount of $184,500. The notes mature in November 2015 and are convertible into shares of the Company’s common stock at a conversion price equal to 55% of the lowest trading price of the Company’s common stock as reported on the National Quotations Bureau OTCQB exchange, for the fifteen prior trading days including the day upon which a notice of conversion is received. The first notes (“First Notes”), with an aggregate value of $92,250, were paid immediately. The second notes (“Second Notes”) with an aggregate value of $92,250, were initially paid for by the issuance of an offsetting $92,250 secured note issued to the Company by the subscriber, provided that prior to conversion of the Second Notes, the subscriber must have paid off the secured notes in cash such that the Second Notes may not be converted until it has been paid for in cash. Interest shall be payable in common stock, and shall be paid to the subscriber before or on the maturity date.

F-10

AIM EXPLORATION INC.

(An Exploration Stage Company)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015

(Unaudited)

Condensed Consolidated Balance Sheets of February 28, 2015 and August 31, 2014

Condensed Consolidated Statements of Operations for the 3 and 6 months ended February 28, 2015 & 2014 and for the period from February 18, 2010 (inception) through February 28, 2015

Condensed Consolidated Statements of Cash Flows for the 3 months ended February 28, 2015 & 2014 and for the period from February 18, 2010 (inception) through February 28, 2015

Notes to the Condensed Consolidated Financial Statements

F-11

AIM EXPLORATION INC.

 (An Exploration Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS	February 28, 2015	August 31, 2014
CURRENT ASSETS
Cash	$ 59,190	$ 1,862
Loans receivable	58,367	0
Deposits	55,043	25,505
Total Current Assets	172,600	27,367

Mineral property investment	326,969	326,969

TOTAL ASSETS	$ 499,569	$ 354,336

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 87,609	$ 26,232
Loans payable – related party	306,238	183,481
Convertible note, net of unamortized discount	34,988	0
Derivative liability	230,407	0
Total Current Liabilities	659,242	209,713

Provisions	0	55,000

TOTAL LIABILITIES	659,242	264,713

STOCKHOLDERS' EQUITY (DEFICIT)

Capital Stock
Authorized
    250,000,000 shares of common stock, $0.001 par value
Issued and outstanding 89,100,000 shares (83,750,000 shares outstanding as at August 31, 2014)

    1,000,000 shares of preferred stock, $0.001 par value

Issued and outstanding 100,000 shares (Nil as at August 31, 2014)

	89,100 100	83,750 0
Additional paid in capital	487,904	313,254
Deficit accumulated during the exploration stage	(736,777)	(307,381)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(159,673)	89,623
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 499,569	$ 354,336

The accompanying notes are an integral part of these condensed consolidated financial statements

F-12

AIM EXPLORATION INC.

(An Exploration Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	6 months ended 2015	6 months ended February 28, 2014	3 months ended February 28, 2015	3 months ended February 28, 2014	Cumulative results from inception (Feb 18, 2010) to February 28, 2015
REVENUE
Total Revenue	$ 0	$ 0	$ 0	$ 0	$ 0

Gross Profit	0	0	0	0	0

MINERAL PROPERTY OPERATIONS
Acquisition	-	-	-	-	55,000
Exploration	10,399	16,780	-	16,780	35,483
Total Mineral Property Operations	10,399	16,780	-	16,780	90,483

EXPENSES
Accretion	22,747	-	22,747	-	22,747
Consulting fees	10,338	25,000	10,338	25,000	10,338
Filling fees	4,273	-	3,711	-	15,937
Finder’s fees	9,000	-	-	-	9,000
Office & general	12,396	15,428	11,084	14,999	77,744
Loss on impairment	-	-	-	-	3,335
Professional fees	76,713	16,207	55,790	7,900	221,628
Public relations	133,132	-	86,065	-	133,132

Total Expenses	268,599	56,635	189,735	47,899	493,861

Net Income (Loss)	(278,998)	(73,415)	(189,735)	(64,679)	(584,344)

Interest expense	(5,923)	(2,835)	(4,676)	(1,895)	(7,958)
Finance costs	(151,135)	-	-	-	(151,135)
Gain on derivative liability	6,660	-	4,292	-	6,660

Total Other Expense	(150,398)	(2,835)	(384)	(1,895)	(152,433)

Net Income (Loss)	$ (429,396)	$ (76,250)	$ (190,119)	$ (66,574)	$ (736,777)

BASIC AND DILUTED LOSS PER COMMON SHARE	$ 0.00	$ 0.00	$ 0.00	$ 0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	87,781,492	68,000,000	89,100,000	68,000,000
WEIGHTED AVERAGE NUMBER OF PREFERRED SHARES OUTSTANDING	98,895	Nil	100,000	Nil

The accompanying notes are an integral part of these condensed consolidated financial statements

F-13

AIM EXPLORATION INC.

(An Exploration Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	6 months ended February 28, 2015	6 months ended February 28, 2014	Feb 18, 2010 (date of inception) to February 28, 2015

OPERATING ACTIVITIES
Net Loss	$ (429,396)	$ (76,250)	$ (736,777)
Accretion related to convertible note	22,747	-	22,747
Finance costs	151,135	-	151,135
Accrued interest on convertible note	5,923	-	5,923
Gain on derivative liability	(6,660)	-	(6,660)
Shares issued for services	180,100	-	180,100
Imputed Interest	-	2,835	2,035
Adjustments to reconcile Net Income (Loss) to net Cash used in operating activities:
Loans Receivable	(58,367)	-	(58,367)
Deposits	(29,538)	-	(55,043)
Provisions	(55,000)	-	-
Accounts Payable	51,377	(431)	87,609

NET CASH USED IN OPERATING ACTIVITIES	(167,679)	(73,846)	(407,298)

FINANCING ACTIVITIES
Proceeds from sale of common stock	-	-	68,000
Convertible debt	92,250	-	92,250
Loans from Related Party	132,757	78,257	306,238
NET CASH PROVIDED BY FINANCING ACTIVITIES	225,007	78,257	466,488

NET INCREASE IN CASH	57,328	4,411	59,190

CASH, BEGINNING OF PERIOD	1,862	8,146	-

CASH, END OF PERIOD	$ 59,190	$ 12,557	$ 59,190

The accompanying notes are an integral part of these condensed consolidated financial statements

F-14

AIM EXPLORATION INC.
(An Exploration Stage Company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015 (unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Aim Exploration, Inc. (“Company”) is an exploration stage company as defined by FASB ASC 915.  The Company was organized to engage in mineral exploration and has incurred losses totaling $736,777 since inception. The Company was incorporated on February 18, 2010 in the State of Nevada and established a fiscal year end at August 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed consolidated financial statements present the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated cash flows of the Company.  These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The condensed consolidated statements incorporate the financial statements of the Company and its wholly-owned subsidiary, Aim Exploration SA, of Peru. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at February 28, 2015 or 2014.

Advertising

Advertising costs are expensed as incurred.  As of February 28, 2015, no advertising costs have been incurred.

Property

The Company does not own or rent any property. The Company’s office space is being provided by the president at no charge to the Company.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances.  Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more

F-15

AIM EXPLORATION INC.
(An Exploration Stage Company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

likely than not that some portion or all of the deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Exploration-Stage Company

The Company is considered an exploration-stage company, having limited operating revenues during the period presented, as defined by the FASB standard.  This standard requires companies to report their operations, shareholders’ deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things.  Management has provided financial data since February 18, 2010, “Inception,” in the financial statements.  Since inception, the Company has incurred a net loss of $736,777.  The Company’s working capital has been generated through the sale of common stock and shareholder loans.

Fair Value of Financial Instruments

The Company has adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure The adoption of ASC 820-10 requires that the Company disclose assets and liabilities that are recognized and measured at fair value on a non-recurring basis, presented in a three-tier fair value hierarchy, as follows:

- Level 1. Observable inputs such as quoted prices in active markets;

- Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

- Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following presents the gross value of assets that were measured and recognized at fair value:

- Level 1: none

- Level 2: none

- Level 3: none

The Company adopted ASC 825-10, Financial Instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of this standard did not have an impact on the Company's financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and accrued expenses, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Derivative Liability

The conversion features embedded in the outstanding convertible notes payable are separately accounted for as a derivative liability in accordance with ASC 815-15, Embedded Derivative. This is because the number of shares that may be acquired upon conversion is indeterminable as the conversion rates are expressed as a percentage discount to the current fair market value of common stock at the time of conversion. Derivative liabilities are valued when the host instruments (convertible notes) are

F-16

AIM EXPLORATION INC.
(An Exploration Stage Company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative Liability (Continued)

initially issued and are also revalued at each reporting date, with the change in the respective fair values being recorded as a gain or loss to the derivative liability.

Net Loss per Share

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period.  Dilutive loss per share reflects the potential dilution of securities that could share in the losses of the Company.  Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable.  Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances.  An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Mineral Property Costs

Mineral property exploration costs are expensed as incurred until such time as economic reserves are quantified. To date, the Company has not established any proven or probable reserves on its mineral properties. The Company has capitalized $326,969 of mineral property acquisition costs reflecting its investment in its properties.

Stock-based Compensation

The Company adopted FASB guidance on stock based compensation upon inception at February 18, 2010. ASC 718-10-30-2 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative. The Company has not had any stock and stock options issued for services and compensation for the period from inception (February 18, 2010) through February 28, 2015.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.  The new guidance requires that

F-17

AIM EXPLORATION INC.
(An Exploration Stage Company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards.  This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013.  We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern.  This contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  Currently, the Company has a working capital deficit of $486,642, an accumulated deficit of $736,777 and net loss from operations since inception of $736,777.  The Company does not have a source of revenue sufficient to cover its operation costs giving substantial doubt for it to continue as a going concern.  The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan, or merging with an operating company.  There can be no assurance that the Company will be successful in either situation in order to continue as a going concern.

The Company is funding its initial operations by way of issuing common shares.

The officers and directors have committed to advancing certain operating costs of the Company, including Legal, Audit, Transfer Agency and Edgarizing costs.

NOTE 4 – MINERAL PROPERTY

Peruvian Mining Claims:

On June 23, 2014, Aim Exploration, Inc. entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Percana Mining Corp. (“Percana”). Pursuant to the Agreement, the Company acquired three separate mining concessions. Two of the concession titles are unencumbered and comprise 40% of the mining concessions. These two concessions are known as El Tunel Del Tiempo 1 code 11060780 and El Tunel Del Tiempo 2 code 11060781, and the registered ownership of these two concessions have been transferred to the Company. The third concession property known as Agujeros Negros MA-AG comprising the remaining 60% has not yet been transferred to the Company, however the Company has entered into a Contract of Mining Assignment and Option to Purchase the concession for a five year term. This contract provides AIM with full rights and authorities over the concession.

In consideration for the above concessions, the Company has issued 15,750, 000 restricted common shares (Note 6) to Percana in two separate blocks; the first block consists of 6,300,000 common shares which are to be held in escrow until either the Company raises $1,000,000 or when Percana waives this requirement. The second block consists of 9,450,000 shares which are to be held in escrow until such time as the Company is satisfied at its discretion that any arbitration issues have been resolved with the third concession, at which time the shares may be released out of escrow at the option of Percana. These Mining Concessions were acquired based on the assumption the properties are rich in high grade Anthracite Coal, currently there are 20 small tunnels on the property already producing anthracite coal which was being mined by illegal miners. Testing of the coal samples was performed indicating the presence of high-grade anthracite coal. Prior to acquisition AIM reviewed a non-compliant technical report

F-18

AIM EXPLORATION INC.
(An Exploration Stage Company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015 (unaudited)

NOTE 4 – MINERAL PROPERTY (CONTINUED)

prepared by Engineers/Geologists together with hiring a US based firm Gustavson Associates to visit the property and review the reports. The firm provided AIM with a report, which included recommendation for further exploration.

NOTE 5 – CONVERTIBLE NOTE

On November 6, 2014, the Company issued convertible notes with a principal balance of $92,250, maturity date of November 6, 2015 and an interest rate per annum of 8%. The principal is convertible into common shares of the Company at a conversion rate equal to 55% of the lowest trading price of the Company’s common stock for the fifteen prior trading days, as defined in the agreement.

The Company is accounting for the conversion feature as a separate derivative liability under ASC 815. As such, the Company will carry the conversion feature liability at fair value on the balance sheet. The Company determined the fair value of the conversion feature as at November 6, 2014 and also as of the quarter ended November 30, 2014. The fair value took into consideration the look-back provision and was determined pursuant to guidance provided by ASC 718-50-55-24, which required the Company to use a combination of the fair value of a share of common stock and a share’s put and call value determined using an option valuation model. To determine the put and call values, the Company used the Black-Scholes option valuation model using the following inputs: the fair value of the common stock of $0.42, exercise price of $0.1485, remaining contractual term (1 year as of November 6, 2014), volatility of 119.5% and a risk-free interest rate of approximately 0.12%.  To determine the fair value of a share of common stock, the Company used the last trading price that took place on January 13, 2015, for which shares of common stock were traded. Volatility was determined using a peer group of public companies, and the Company used US treasuries with a similar contractual term to determine the risk-free interest rate.

The conversion feature was fair valued at $237,067 at November 6, 2014 and $230,407 at February 28, 2015. The change in fair value of the conversion feature is being recorded through operating results. During the period ended February 28, 2015, the Company recognized other income of $6,660 related to the change in fair value of the conversion feature.

When recording the conversion feature liability at November 6, 2014, the Company recognized a 100% debt discount on the convertible notes payable of $92,250 and finance costs expense of $151,135. The debt discount is being accreted to finance costs using the straight-line method over the one-year contractual term of the debt. During the quarter ended February 28, 2015, the Company also recognized in the normal course accretion of $22,747.

NOTE 6 – CAPITAL STOCK

The Company’s has authorized 250,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.001 per share. At February 28, 2015, 89,100,000 shares of common stock were issued and outstanding, and 100,000 shares of preferred stock were issued and outstanding.

In February 2010, a director of the Company purchased 10,000,000 shares of the common at $0.001 per share for $10,000.

In August 2011, the Company issued 40,000,000 shares for cash of $40,000 to 34 shareholders.

F-19

AIM EXPLORATION INC.
(An Exploration Stage Company)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2015 (unaudited)

NOTE 6 – CAPITAL STOCK (Continued)

During the year ended August 31, 2013 the Company issued 18,000,000 shares to 6 shareholders for cash proceeds of $18,000.

In July 2014, the Company issued 15,750,000 common shares in connection with the acquisition of certain mining property. (Note 4)

As of August 31, 2014, the Company has not granted any stock options and has not recorded any stock-based compensation.

During the period ended February 28, 2015, the Company issued 5,000,000 shares to 1 shareholder in connection with an asset acquisition agreement. The Company also issued 350,000 shares to 1 shareholder in connection with a six-month investor relations campaign.

During the period ended February 28, 2015, the Company issued 100,000 preferred shares to 1 shareholder, a related party of the Company, in connection with services rendered.

As of February 28, 2015, the Company has not granted any stock options and has not recorded any stock-based compensation.

NOTE 7 – LOAN PAYABLE - RELATED PARTIES

During the period ended February 28, 2015 and 2014, advances from a director of the Company were $Nil and $500, respectively.  The amounts are unsecured, non-interest bearing and are due on demand.

During the period ended February 28, 2015 and 2014, advances from related parties were $148,257 and $39,887, respectively, and amounts advanced to one related party were $25,500 and $Nil, respectively.  The amounts are unsecured, non-interest bearing and are due on demand.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and has determined that there are no material events to disclose.

F-20

AIM EXPLORATION INC.

12,000,000 SHARES
COMMON STOCK

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (180 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

44

Part II

Information Not Required In the Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$237.05
Transfer Agent Fees	$0.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$25,000.00
Edgar filing fees	$500.00
Miscellaneous (printing, etc.)	$2,262.95
Total	$33,000.00

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

45

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, directors’ immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation.  Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the directors has a material conflict of interest;
(2)	a violation of criminal law (unless the directors had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the directors derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent permitted by law, the Articles or our Bylaws, and shall indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent required by law, the Articles or our Bylaws.  Our obligation of indemnification, if any, shall be conditioned on our receiving prompt notice of the claim and the opportunity to settle and defend the claim.  We may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a directors, officer, employee or agent of ours.

Our bylaws provide that we will advance all expenses incurred to our directors, officers, employees and agents to the extent permitted by law, our Articles or our Bylaws, and shall indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent required by law, the Articles or our Bylaws.  Our obligations of indemnification, if any, shall be conditioned on our receiving of prompt notice of the claim and the opportunity to settle and defend the claim.  We may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of ours.

Recent Sales of Unregistered Securities

During the period ended February 28, 2015, the Company issued 5,000,000 shares to 1 shareholder in connection with an asset acquisition agreement. The Company also issued 350,000 shares to 1 shareholder in connection with a six-month investor relations campaign.

During the period ended February 28, 2015, the Company issued 100,000 preferred shares to 1 shareholder, a related party of the Company, in connection with services rendered.

All of the above shares were issued pursuant to private placements that were exempt from registration provided under Regulation S of the Securities Act of 1933.  Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction,” as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

46

Exhibits

Exhibit
Number		Description

3.1	(1)	Articles of Incorporation
3.2	(1)	By-Laws
5.1		Legal Opinion of Dean Law Corp., with consent to use
10.1		Equity Purchase Agreement with Southridge Partners II, LP dated January 12, 2015
10.2		Registration Rights Agreement with Southridge Partners II, LP dated January 12, 2015
10.3		Promissory Note issued to Southridge Partners II, LP dated January 12, 2015
23.1		Consent of David A. Aronson, CPA, P.A.

(1)

Previously filed on our Form S-1 filed with the Commission on June 12, 2012.

47

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the

Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the final adjudication of such issue.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

48

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on the 15th day of May, 2015.

Aim Exploration Inc.

By:  /s/ James Robert Todhunter
James Robert Todhunter President,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ James Robert Todhunter	President, Chief Executive	May 15, 2015
James Robert Todhunter	and Director

/s/ Gregorio Formoso	Secretary, Treasurer, Principal	May 15, 2015
Gregorio Formoso	Accounting Officer, Principal Financial Officer and Director
/s/ Guil Rivera	Director	May 15, 2015
Guil Rivera

49